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                                                                    EXHIBIT 10.1

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                                                                  CONFORMED COPY








                              OUTSOURCING AGREEMENT

                                  by and among

                              CENDANT CORPORATION,

             CENDANT MEMBERSHIP SERVICES HOLDINGS SUBSIDIARY, INC.,

                        CENDANT MEMBERSHIP SERVICES, INC.

                                       and

                             TRILEGIANT CORPORATION



                            Dated as of July 2, 2001








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                                TABLE OF CONTENTS

                                                                      Page

                                    ARTICLE I
                                LEASE OF ASSETS

            Section 1.1.  CMS Assets...................................2
            Section 1.2.  [Intentionally Omitted]......................6
            Section 1.3.  Retained Liabilities.........................6
            Section 1.4.  Time and Place of Closing....................7
            Section 1.5.  Purchase and Sale; Newco Shares..............7
            Section 1.6.  Deliveries by Cendant........................8
            Section 1.7.  Deliveries by Newco.........................10
            Section 1.8.  Business Books and Records..................11
            Section 1.9.  Post-Closing Arrangements...................11
            Section 1.10.  Treatment of Cendant Guarantees............11
            Section 1.11.  Definitions................................12

                                   ARTICLE II
                CONTINUING ROYALTY PAYMENTS AND RENTAL PAYMENTS

            Section 2.1.  Payment of Royalties........................16
            Section 2.2.  Applicable Membership Club Divestitures.....17
            Section 2.3.  Payment of Retained Member Income...........18
            Section 2.4.  Rental Payment for Leased Assets............18
            Section 2.5.  Payment Statements..........................19
            Section 2.6.  Interest....................................19
            Section 2.7.  Term of Revenue Obligations.................19
            Section 2.8.  No Accord and Satisfaction..................19
            Section 2.9.  No Withholding..............................20
            Section 2.10.  Computation, Calculation; Disputes.........20

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF CENDANT

            Section 3.1.  Organization; Etc...........................20
            Section 3.2.  Authority Relative to This Agreement........21
            Section 3.3.  Consents and Approvals; No Violations.......21
            Section 3.4.  Acquisition of Shares for Investment;
                            Ability to Evaluate and Bear Risk.........22
            Section 3.5.  Validity of Shares..........................22
            Section 3.6.  Assets......................................22
            Section 3.7.  Availability of Funds.......................23


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            Section 3.8.  Brokers; Finders and Fees...................23

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF NEWCO

            Section 4.1.  Organization; Etc...........................23
            Section 4.2.  Authority Relative to this Agreement........23
            Section 4.3.  Consents and Approvals; No Violations.......24
            Section 4.4.  Capitalization; Ownership of Shares.........24
            Section 4.5.  Acquisition of Shares for Investment;
                            Ability to Evaluate and Bear Risk.........25
            Section 4.6.  Newco Acknowledgment........................25
            Section 4.7.  Brokers; Finders and Fees...................26

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

            Section 5.1.  Conduct of Business of Cendant..............26
            Section 5.2.  Consents; Cooperation.......................26
            Section 5.3.  Commercially Reasonable Efforts.............27
            Section 5.4.  Public Announcements........................27
            Section 5.5.  Tax Matters.................................27
            Section 5.6.  Knowledge of Breach; Prior Knowledge........28
            Section 5.7.  Employees; Employee Benefits................28
            Section 5.8.  Maintenance of Books and Records
                            by the Parties; Payment Disputes..........31
            Section 5.9.  Cendant's Trademarks and Logos..............33
            Section 5.10.  Transfers Not Effected as of Closing.......33
            Section 5.11.  Further Actions............................34
            Section 5.12.  Non-Competition Restrictions...............35
            Section 5.13.  Non Circumvention; Servicing Retained
                             Active Members by Newco..................36
            Section 5.14.  Operation of the Business and
                             Applicable Membership Clubs Following
                             the Closing Date.........................37
            Section 5.15.  Non-Solicitation...........................37
            Section 5.16.  Cooperation on Certain Litigation Matters..37
            Section 5.17.  Improvements...............................38
            Section 5.18.  Confidentiality............................39

                                   ARTICLE VI
                               GRANT OF LICENSES

            Section 6.1.  Grant of Trademark License..................41
            Section 6.2.  Grant of Other Proprietary Rights License...42
            Section 6.3.  Pre-Existing Licenses.......................42
            Section 6.4.  Sublicensing................................43


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            Section 6.5.  Quality Control; Use of Licensed Marks......43
            Section 6.6.  Ownership of Licensed Intellectual
                            Property..................................45
            Section 6.7.  Registrations and Maintenance
                            of Licensed Intellectual Property.........45
            Section 6.8.  Newco Marks.................................46
            Section 6.9.  Infringements...............................46
            Section 6.10.  Effect of Termination of License...........47
            Section 6.11.  Option to Purchase Option Marks............47
            Section 6.12.  Disclaimer of Representations and
                             Warranties...............................49

                                   ARTICLE VII
                 CONDITIONS TO CONSUMMATION OF THE TRANSACTION

            Section 7.1.  Conditions to Each Party's
                            Obligations to Consummate the Agreement...49
            Section 7.2.  Further Conditions to Cendant's
                            Obligations...............................49
            Section 7.3.  Further Conditions to Newco's Obligations...50

                                  ARTICLE VIII
                          TERMINATION AND ABANDONMENT

            Section 8.1.  Termination.................................51
            Section 8.2.  Termination Following Closing...............51
            Section 8.3.  Procedure for and Effect of Termination.....52
            Section 8.4.  Additional Remedies for Breach..............52

                                   ARTICLE IX
                          SURVIVAL AND INDEMNIFICATION

            Section 9.1.  Survival Periods............................53
            Section 9.2.  Parent's Agreement to Indemnify.............53
            Section 9.3.  Newco Agreement to Indemnify................54
            Section 9.4.  Third-Party Indemnification.................56
            Section 9.5.  Insurance...................................58
            Section 9.6.  No Duplication; Sole Remedy.................58
            Section 9.7.  Indemnification Matters Governed by this
                            Article IX................................58

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

            Section 10.1.  Entire Agreement...........................58
            Section 10.2.  Severability...............................59
            Section 10.3.  Notices....................................59
            Section 10.4.  Governing Law; Jurisdiction................60
            Section 10.5.  Descriptive Headings.......................60


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            Section 10.6.  Counterparts...............................60
            Section 10.7.  Assignment.................................61
            Section 10.8.  Assignment upon Bankruptcy of Newco........61
            Section 10.9.  Fees and Expenses..........................61
            Section 10.10.  Interpretation............................62
            Section 10.11.  No Third-Party Beneficiaries..............62
            Section 10.12.  No Waivers; Modification..................62
            Section 10.13.  Specific Performance; Rights and
                              Remedies................................62




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                                                                            PAGE



                                    EXHIBITS


Exhibit A   Revenues Percentage










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                              OUTSOURCING AGREEMENT

            OUTSOURCING AGREEMENT, dated as of July 2, 2001 (this "Agreement"), by and among Cendant Corporation, a Delaware corporation ("Parent"), Cendant Membership Services Holdings Subsidiary, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("CMS"), and Cendant Membership Services, Inc., a Delaware corporation and a direct wholly owned subsidiary of CMS ("Incentives" and, together with CMS and Parent, "Cendant"), and Trilegiant Corporation, a Delaware corporation ("Newco").

            WHEREAS, CMS's Direct Marketing Division is engaged in the business of operating the membership-based clubs and programs and the incentive based programs provided by Incentives in the United States and Canada (the "Business"), identified in Section 1.1(a) of the Cendant Disclosure Schedule (as hereinafter defined), and is in the process of developing the membership-based clubs identified in Section 1.1(b) of the Cendant Disclosure Schedule (collectively, all such clubs referenced in this paragraph, the "Applicable Membership Clubs"), the primary purpose of which is to offer to the members thereof benefits, discounted products or services through online and offline means;

            WHEREAS, CMS will purchase 685,270 shares of common stock, par value $.01 per share ("Common Stock"), of Parent, equal to $13,780,766 based on the per share closing price of the Common Stock of Parent on the New York Stock Exchange, Inc. (the "NYSE") on July 2, 2001 ("Parent Shares"), from Cendant Stock Corporation, in exchange for an 8.0% promissory note with a principal amount of $13,780,766 from CMS, pursuant to a Bill of Sale (the "CMS Purchase");

            WHEREAS, Parent will contribute to Cendant Membership Services Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, $1,519,233.50 in cash which immediately thereafter will contribute the $1,519,233.50 in cash to CMS (the "Parent Cash Contribution");

            WHEREAS, CMS will cause certain of its direct and indirect subsidiaries to distribute all the issued and outstanding shares of SafeCard Insurance (as hereinafter defined) and Cardwell (as hereinafter defined) to it (the "Distribution");

            WHEREAS, after the Parent Cash Contribution, the CMS Purchase and the Distribution, CMS will contribute to Newco (a) $1,519,233.50 in cash, (b) the Parent Shares and (c) the Transferred Subsidiaries (as hereinafter defined) (collectively, the "CMS Contribution"), in exchange for shares of preferred stock, par value $.01 per share, of Newco designated Series A 12% Cumulative Convertible Pay-in-Kind Preferred Stock

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(the "Series A Shares"), and Warrants (as hereinafter defined) to acquire shares of common stock, par value $.001 per share, of Newco ("Newco Common Stock");

            WHEREAS, certain employees of Newco (the "Employee Investors") will contribute to Newco up to $2.8 million (in the aggregate) in cash in exchange for up to 2.8 million shares of Newco Common Stock (the "Employee Investor Contribution" and together with the CMS Contribution, the "Contributions");

            WHEREAS, each of the Employee Investors intends to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Newco Common Stock purchased by each of the Employee Investors pursuant to the Subscription Agreement (as hereinafter defined);

            WHEREAS, for federal income tax purposes, it is intended that the Contributions will collectively qualify as an integrated transaction described in Section 351 of the Code; and

            WHEREAS, the Parties have agreed to certain other transactions relating to the Business following the Closing, all of which shall be consummated in the manner and subject to the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:


                                    ARTICLE I

                                 LEASE OF ASSETS

            Section 1.1. CMS ASSETS.

            (1) LEASED ASSETS. Subject to the terms of this Agreement and for the Term (as hereinafter defined), CMS agrees, and agrees to cause one or more of its respective Affiliates (as hereinafter defined), to lease or sublease to Newco, and Newco agrees to lease or sublease (on an exclusive basis within the Territory (as hereinafter defined)), free and clear of all Liens (as hereinafter defined) except for Permitted Encumbrances (as hereinafter defined), CMS's and its Affiliates' right, title and interest in and to the assets, properties, interests and rights of every kind and description and wherever located, as the same shall exist immediately prior to the Closing used primarily in, arising primarily from or related primarily to the Business ("Related to the Business"), including, without limitation, the following (collectively, the "Leased Assets"):


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                  (1) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, member, customer and supplier lists and files, preprinted materials, art work and other similar items (excluding tax returns or any written materials relating to taxes) in the possession of each of Parent and CMS or in the possession of their respective Affiliates or the representatives of any of them and Related to the Business (the "Business Books and Records"); PROVIDED, HOWEVER, that use of such Business Books and Records is subject to (x) the license agreement set forth in Article VI to the extent that such Business Books and Records contain Retained Marks (as hereinafter defined) or Licensed Proprietary Rights (as hereinafter defined) and (y) the Information Technology Agreement (as hereinafter defined) to the extent such Business Books and Records involve the use of any Licensed Proprietary Rights (as hereinafter defined);

                  (2) all furnishings, furniture, office supplies, fixtures, equipment and other tangible personal property Related to the Business except for the computer hardware as provided for in the Information Technology Agreement;

                  (3) all the real property located in Cheyenne, Wyoming and Virginia Beach, Virginia and owned by CMS (collectively, the "Owned Real Property"); and

                  (4) all inventories of supplies, spare and replacement parts and other materials Related to the Business.

For purposes of this Agreement, "Liens" shall mean all liens, pledges, charges, claims, security interests or other encumbrances. "Permitted Encumbrances" shall mean (i) Liens for current taxes not yet due or taxes being contested in good faith, (ii) mechanics', materialmen's, warehousemen's, contractors', workmen's, repairmen's, carriers' and similar Liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being contested in good faith, (iii) the rights, if any, of third-party suppliers or other vendors having possession of equipment of the Business, or (iv) imperfections of title and easements and zoning restrictions, if any, which do not materially detract from the value of the property subject thereto for the uses and purposes to which such property is currently employed or materially impair the operations of the Business.

            (2) NON-LEASED ASSETS. Notwithstanding anything contained herein to the contrary, Cendant shall not lease, sublease or otherwise assign, transfer, convey or deliver, or cause to be leased, subleased or otherwise assigned, transferred, conveyed or


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delivered, to Newco, and Newco shall not lease or sublease from Cendant the following assets, properties, interests and rights of Cendant (the "Non-Leased Assets"):

                  (1) any revenues collected by Newco in connection with the Retained Active Members (as hereinafter defined) as set forth in Section 2.4;

                  (2) any products or services of CMS that are not related to the Business as conducted on the Closing Date (as hereinafter defined), including without limitation the products and services provided by FISI*Madison Financial Corporation, Benefit Consultants, Inc., Cendant International Membership Services, Inc. and Long Term Preferred Care Inc. (the "Excluded Products"), provided that any and all products or services obtained or derived directly or indirectly from the Business and set forth in Section 1.1(b)(ii) of the Cendant Disclosure Schedule shall be deemed to not be an Excluded Product;

                  (3) all accounts receivable Related to the Business created or existing as of the Closing (as hereinafter defined);

                  (4) all books and records of Cendant that are primarily related to the Non-Leased Assets or the Retained Liabilities (as hereinafter defined);

                  (5) cash and cash equivalents, such as bank deposits, certificates of deposits and marketable securities, including any cash used as collateral for letters of credit or performance bonds in each case held by Parent or CMS and any cash or cash equivalents held by any of the Transferred Subsidiaries (as hereinafter defined) (other than amounts contributed on or prior to the Closing pursuant to the Ancillary Agreements);

                  (6) all payments, cash advances against commissions and recoveries thereof, prepaid commissions, deposits (including security deposits) and prepaid expenses of Cendant, in each case that are Related to the Business (except as otherwise contemplated by the Marketing Agreement (as hereinafter defined));

                  (7) subject to Article VI, including, but not limited to,
      Section 6.1(b), all U.S. and foreign trade names, trademarks, logos or service marks, product designations, slogans, Internet domain names and designs, as to all of the foregoing, employing the word "CENDANT," "CENDANT MEMBERSHIP SERVICES," "CENDANT INCENTIVES," "CMS," the stylized "C" logo or anything confusingly similar to any of the foregoing together with all registrations therefor and recordings thereof and all applications for registration therefor and


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      the goodwill associated therewith (collectively, the "Cendant Trademarks and Logos");

                  (8) subject to Article VI, including, but not limited to,
      Section 6.1(a), all U.S. and foreign trade names, trademarks, logos or service marks, product designations, slogans, Internet domain names and designs relating to any of the Applicable Membership Clubs or anything confusingly similar thereto together with all registrations and recordings and all applications for registration, including the registrations and applications set forth in Section 1.1(b)(viii) of the Cendant Disclosure Schedule and the goodwill associated therewith (collectively, the "Membership Club Trademarks and Logos" and, together with the Cendant Trademarks and Logos, the "Retained Marks");

                  (9) subject to Article VI, the Licensed Proprietary Rights (as hereinafter defined) and all intellectual property and proprietary rights not Related to the Business;

                  (10) subject to the terms of the Information Technology Agreement (as hereinafter defined), all software and hardware except as provided in the Information Technology Agreement;

                  (11) all insurance policies, binders and prepaid expenses related to insurance policies and binders that cover the Business or the Leased Assets (and all rights thereunder) for activities prior to and as of the Closing (other than any insurance policy that has been obtained by Newco as of the date hereof or after the date hereof to cover any portion of the Business);

                  (12) any refunds (or rights thereto) relating to taxes attributable to or imposed upon CMS or their conduct of the Business for activities prior to the Closing;

                  (13) any ownership interest in any corporation, partnership, trust or other entity, other than (A) SafeCard Services Insurance Company, a North Dakota corporation and a direct wholly owned subsidiary of SafeCard ("SafeCard Insurance"), (B) Cendant Membership Insurance Services, Inc., a Delaware corporation and a direct wholly owned subsidiary of CMS ("CMS Insurance"), (C) Cardwell Agency, Inc., a Virginia corporation and an indirect wholly owned subsidiary of CMS ("Cardwell"), and (D) Cendant Membership Insurance Services (Canada) Inc., a company organized and existing under the laws of the province of New Brunswick and a direct wholly owned subsidiary of CMS ("CMS Insurance Canada" and collectively, with SafeCard Insurance, CMS Insurance and Cardwell, the "Transferred Subsidiaries"); and


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                  (14) the real property leased by CMS (the "Leased Real
      Property"), pursuant to the lease agreements listed in Section 1.1(b)(xiv) of the Cendant Disclosure Schedule.

            (a) OTHER ASSETS. Subject to the terms of this Agreement, CMS agrees, and agrees to cause one or more of its respective Affiliates, to sell, assign, transfer, convey and deliver to Newco, and Newco agrees to purchase and acquire (without payment of any additional compensation not contemplated by this Agreement), free and clear of all Liens, CMS's and its Affiliates' right, title and interest in and to, all of the contracts, agreements and the real property leases that are Related to the Business identified in Section 1.1(c) of the Cendant Disclosure Schedule (the "Assigned Real Property Leases" and, together with the Leased Real Property, the "Real Property Leases"), including amendments, supplements, modifications, and side letters related thereto, including those identified in Section 1.1(c) to the Cendant Disclosure Schedule (all such contracts, agreements and real property referred to herein in this paragraph, referred to collectively, the "Contracts").

            Section 1.2. [Intentionally Omitted]

            Section 1.3. RETAINED LIABILITIES. Subject to the terms of this Agreement, Newco shall not assume any responsibility for and each of Parent and CMS shall retain responsibility for only those liabilities set forth below (collectively, the "Retained Liabilities"):

            (1) all accrued expenses Related to the Business as of the date hereof;

            (2) except as provided in Section 5.5, all taxes imposed on CMS or Parent or attributable to the Leased Assets, including sales and use taxes relating to sales of membership or product or service, relating to any period ending on or before the Closing Date;

            (3) all accounts payable, commissions payable, notes payable and bonus accruals Related to the Business and arising in the ordinary course of the Business prior to the Closing Date;

            (4) all contractual earnout provisions of Parent or CMS arising from any contract in connection with the sale of a subsidiary or Affiliate of Parent or CMS entered into prior to the Closing including, without limitation, the Contracts set forth in Section 1.3(d) of the Cendant Disclosure Schedule;



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            (5) any liability relating to any action, suit, claim, charge or proceeding (each, a "Legal Proceeding") set forth in Section 1.3(e) of the Cendant Disclosure Schedule;

            (6) any liability of Cendant arising out of or relating to the execution, delivery or performance of this Agreement or any of the Ancillary Agreements; and

            (7) any liability or obligation relating to any Non-Leased Assets set forth in Section 1.1(b).

            Section 1.4. TIME AND PLACE OF CLOSING. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the date of execution of this Agreement at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 4:01 p.m. (local time); PROVIDED, HOWEVER, if any of the conditions set forth in this Agreement shall not have been satisfied or waived as of the date of this Agreement, then the Closing shall take place on the third Business Day following the date on which the last of the conditions to closing set forth in Section VII are satisfied or waived, by the Party entitled to waive the applicable condition, or at such other date, place or time as the Parties may agree in writing. The date on which the Closing occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date."

            Section 1.5. PURCHASE AND SALE; NEWCO SHARES. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing:

                  (1) CMS shall contribute, sell, convey, assign, transfer and deliver to Newco (A) $1,519,233.50 in cash (the "CMS Cash Consideration"),
      (B) the Parent Shares and (C) all of the issued and outstanding shares of Common Stock (including any right to acquire an equity interest in such entities) of each of the Transferred Subsidiaries (collectively, the "Transferred Subsidiaries Shares"), in consideration for which, at the Closing, Newco will issue, sell, convey, assign, transfer and deliver to CMS, (i) 700,000 Series A Shares and (ii) warrants to acquire (A) 350,000 shares of Newco Common Stock if the Equity Value (as such term is defined in each warrant) is equal to $200 million or more, (B) 350,000 additional shares of Newco Common Stock if the Equity Value is equal to $250 million or more, (C) 350,000 shares of Newco Common Stock if the Equity Value is equal to $375 million or more, (D) 350,000 shares of Newco Common Stock if the Equity Value is equal to $500 million or more, (E) 350,000 shares of Newco Common Stock if the Equity Value is equal to $625 million or more, and (F) 350,000 shares of Newco Common Stock if the Equity Value is equal to $750


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      million or more, in all cases subject to adjustment under certain circumstances (collectively, the "Warrants");

                  (2) The Transferred Subsidiary Shares have an estimated Net Book Value (as hereinafter defined) in the aggregate equal to approximately $4.7 million, PROVIDED, the Parties agree that within forty-five days following the Closing Date, CMS shall determine the actual Net Book Value of the Transferred Subsidiaries Shares as of June 30, 2001 based upon the June 30, 2001 unaudited balance sheet of the Business ("Actual Amount"). In the event that the Actual Amount is greater than the $4.7 million, Newco shall pay to CMS an amount in cash equal to the Actual Amount less $4.7 million. In the event that the Actual Amount is less than $4.7 million, CMS shall pay to Newco an amount in cash equal to $4.7 million less the Actual Amount. Any payments pursuant to this Section 1.5(b) shall be paid within five days following the determination of the Actual Amount and shall be paid by wire transfer of immediately available funds. In addition, the Parties agree that the assets held by each of the Transferred Subsidiaries on the Closing Date (the "Transferred Subsidiary Assets") are assets that are Related to the Business, and the Parties further agree that if, any time after the Closing, it is determined by the Parties that any of the Transferred Subsidiary Assets are not Related to the Business, then Newco shall, or shall cause its Affiliates to, execute and deliver such documents and take any such other actions as are necessary to effectively convey, assign, transfer and deliver to CMS all of Newco's rights, title and interests in and to those Transferred Subsidiary Assets that are not Related to the Business.

                  (3) Newco shall from time to time following the Closing and ending 60 days thereafter (the "Subscription Period"), offer for sale and (if accepted) issue and sell shares of Newco Common Stock to those Newco employees listed in Section 1.5(b) of the Cendant Disclosure Schedule (each an "Eligible Employee Investor"); provided, however, that Newco shall only offer and (if accepted) issue to each Eligible Employee Investor that number of shares of Newco Common Stock set forth next to the Eligible Employee Investor's name in Section 1.5(b) of the Cendant Disclosure Schedule. The number of shares of Newco Common Stock issued at the Closing and at all Subsequent Closings (as hereinafter defined) shall not exceed, in the aggregate, 2.8 million shares. In order to accept Newco's offer as contemplated hereby, each Eligible Employee Investor shall be required to enter into and become a party to the Subscription Agreement and the Stockholders Agreement through the execution of a counterpart signature page thereto. Newco shall furnish copies of the Private Placement Memorandum (as defined in the Subscription Agreement) prior to, or concurrently with, the making of any offer contemplated hereby. Newco and Parent shall mutually establish the dates upon which the sales contemplated hereby shall be consummated (each, a "Subsequent Closing").

            Section 1.6. DELIVERIES BY CENDANT. At the Closing, Cendant will deliver the following to Newco:


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                  (1) a Bill of Sale and Assignment with respect to the
      Contracts and the Real Property Leases, duly executed by Cendant;

                  (2) the CMS Cash Consideration, in immediately available funds, by wire transfer to an account or accounts designated by Newco prior to the Closing;

                  (3) a certificate or certificates representing the Parent Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

                  (4) a certificate or certificates representing the Transferred Subsidiaries Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer; and

                  (5) the Stockholders Agreement by and among Parent, Newco and certain stockholders set forth therein (the "Stockholders Agreement");

                  (6) the Warrants;

                  (7) the Marketing and Development Agency Agreement by and between Newco and CMS (the "Marketing Agreement");

                  (8) the Transfer Plus Marketing Agreement by and between Newco and Parent (the "Transfer Plus Agreement") hereto, pursuant to which Parent will seek to have reservation agents at its central reservation systems transfer calls to Newco;

                  (9) the Travel Services Agreement by and between Newco and Parent (the "Travel Service Agreement");

                  (10) the Intercompany Agreement by and among Parent, CMS and Newco (the "Intercompany Agreement");

                  (11) the Third Party Administrator Agreement by and among Parent, CMS and Newco (the "TPA Agreement");

                  (12) the Lease Assignment and Assumption Agreement with respect to the Leased Real Property set forth in Section 1.6(l) of the Cendant Disclosure Schedule (the "Lease Assignments");



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



                  (13) the Sublease Agreements by and between CMS and Newco with respect to the Leased Real Property set forth in Section 1.6(m) of the Cendant Disclosure Schedule (the "Sublease Agreements");

                  (14) the Lease Agreement by and between CMS and Newco with respect to the Owned Real Property (the "Lease Agreements");

                  (15) the Information Technology Agreement by and among Parent, Cendant Membership IT Services, Inc. and Newco (the "Information Technology Agreement");

                  (16) the Agent Funding Agreement, by and between CMS and Newco (the "Funding Agreement"); and

                  (17) all other documents, instruments and writings required to be delivered by Cendant at or prior to the Closing Date pursuant to this Agreement.

            SECTION 1.7. DELIVERIES BY NEWCO. Subject to the terms and conditions hereof, at the Closing, Newco will deliver the following to Cendant:

                  (1) certificates representing the Series A Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

                  (2) an Instrument of Assumption duly executed by Newco;

                  (3) the Stockholders Agreement;

                  (4) the Warrants;

                  (5) the Marketing Agreement;

                  (6) the Transfer Plus Agreement;

                  (7) the Travel Services Agreement;

                  (8) the Intercompany Agreement;

                  (9) the TPA Agreement;

                  (10) the Lease Assignments;

                  (11) the Sublease Agreements; (1)

                  (12) the Lease Agreements;

                  (13) the Information Technology Agreement;

                  (14) the Funding Agreement; and

                  (15) all other documents, instruments and writings required to be delivered by Newco at or prior to the Closing Date pursuant to this Agreement.

            Section 1.8. BUSINESS BOOKS AND RECORDS. Cendant agrees to deliver, or cause to be delivered, to Newco, the Business Books and Records (as hereinafter defined) at the Closing.

            Section 1.9. POST-CLOSING ARRANGEMENTS. Except as set forth in
Section 1.9 of the disclosure schedule being delivered by Cendant to Newco concurrently herewith (the "Cendant Disclosure Schedule"), or as agreed to in the Ancillary Agreements, at the Closing all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Business by Cendant or their respective Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the Parties thereto. Notwithstanding the foregoing, the Parties acknowledge that substantial numbers of services (similar to those contemplated by the preceding sentence) have been provided by Cendant and their respective Affiliates in connection with the Membership Clubs prior to and up to the time of the Closing. In the event that any such services necessary for operation of the Business from and after the Closing have been inadvertently and unintentionally omitted from the Intercompany Agreement (the "Omitted Services"), the Parties will use their reasonable efforts to continue to provide such services on an arm's-length basis for a fee equal to Actual Cost (as defined in the Intercompany Agreement) related thereto, and on service terms substantially similar to those provided for prior to the Closing; provided, however, that in no event shall Cendant be obligated to (x) provide the Omitted Services if providing such services would require Parent to allocate personnel in a manner that would adversely impact Cendant's ability to operate its business or (y) continue such services for more than 12 months following the Closing Date.

            Section 1.10. TREATMENT OF CENDANT GUARANTEES. Following the Closing, Newco shall use commercially reasonable efforts to release and cancel the agreements Relating to the Business as set forth on Section 1.10 of the Cendant Disclosure Schedule (the "Cendant Guarantees"); PROVIDED, HOWEVER, that to the extent that any Cendant Guarantees cannot be so released and cancelled, Newco shall use commercially reasonable efforts to cause Newco or one of its Affiliates to be substituted for Cendant or any of their respective Affiliates in respect of the Cendant Guarantees (or if not possible, added as the primary obligor with respect thereto). In any event, Newco shall indemnify, defend and hold harmless Cendant or its Affiliates with respect to all liabilities or expenses that might arise or be incurred by Cendant or its Affiliates with respect to the Cendant Guarantees and if requested by Cendant, establish a letter of credit in favor of Cendant to satisfy any potential liability of Cendant under such Cendant Guarantees.

            Section 1.11. DEFINITIONS. The following words as used in this Agreement shall have the meanings set forth below.

      "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

      "ANCILLARY AGREEMENTS" means the Intercompany Agreement, the TPA Agreement, the Stockholders Agreement, the Warrants, the Information Technology Agreement, the Transfer Plus Agreement, the Marketing Agreement, the Travel Services Agreement, the Lease Assignments, the Lease Agreements and the Sublease Agreements and all other documents, instruments and writings required to be delivered by a Party under this Agreement.

      "ANNUAL GROSS REVENUE AMOUNT" shall have the meaning set forth in Section 8.4(a).

      "APPLICABLE MEMBERSHIP CLUB DIVESTITURE" has the meaning set forth in
Section 2.2 hereof.

      "APPLICABLE MEMBERSHIP CLUBS" shall have the meanings set forth in the recitals.

      "BUSINESS DAY" means any day other than Saturday, Sunday, a holiday, a bank holiday or a day in which the New York Stock Exchange is closed for business, and shall consist of the time period from 12:00 a.m. through 12:00 midnight Eastern time.

      "CENDANT COMPETING BUSINESS" means any business which engages in the activities prohibited by the provisions of Section 5.12(c).

      "CENDANT COMPETITION REVENUE" means consolidated gross revenues generated from activities in which Newco or its subsidiaries would be restricted from engaging in pursuant to the provisions of Section 5.12(c).

      "CLIENT/PARTNER PARTIES" means the entities and institutions listed in
Section 1.11 of the Cendant Disclosure Schedule.

      "COMPETING BUSINESS" means any business which engages in the activities prohibited by the provisions of Section 5.12(a).

      "COMPETITION REVENUE" means consolidated gross revenues generated from activities in which Cendant or its subsidiaries would be restricted from engaging in pursuant to the provisions of Section 5.12(a).

      "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section
5.18 hereof.

      "CONTRACT YEAR" means the twelve-month period ending on the first anniversary of the Closing Date, and each twelve-month period thereafter.

      "EMPLOYEE INVESTOR" shall mean employees of Newco that become parties to the Stockholders Agreement and the Subscription Agreement.

      "EXISTING CENDANT BUSINESS" means any or all of Cendant's or any of its respective subsidiaries' businesses in operation on the Closing Date excluding the Business.

      "EXPIRATION DATE" shall mean the last day of the Term.

      "GAAP" shall mean United States generally accepted accounting principles (and, where applicable, applied on a consistent basis with the principles utilized by CMS in its Form 10 filed with the Securities and Exchange Commission prior to the Closing).

      "GROSS REVENUE PERCENTAGE" means the applicable percentage of Gross Revenues as set forth on Exhibit A hereto.

      "GROSS REVENUES" means any and all income of any type whether directly or indirectly generated by activities of any nature of Newco including royalties, membership fees, sales of products and services, interest, sublicenses, and rents, all computed exclusive of (i) any gross-up for sales or other taxes, (ii) refunds paid to New Members and (iii) revenues collected by Newco during any Income Accrual Period from Retained Actual Members during the Contract Years in question including (A) commissions paid, (B) refunds paid to Retained Active Members and (C) any sales or comparable taxes payable in connection with any such revenues for Retained Active Members, determined in accordance with GAAP utilized by Newco, consistently applied. The term "Gross Revenues" does not include interest income, investment income or any other non-operating gains or losses of the Business.

      "INCOME ACCRUAL PERIOD" has the meaning set forth in Section 2.3 hereof.

      "LICENSED BUSINESS" means the operation by Newco of the Applicable Membership Clubs (as such clubs may be expanded or enhanced), including the sale of discounted products and services by and through the Applicable Membership Clubs, and the advertising, offering, marketing and sale of memberships in the Applicable Membership Clubs through any media now known or hereafter developed under the Licensed Marks in the Territory.

      "LICENSED INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 6.2 hereof.

      "LICENSED MARKS" shall mean the Membership Club Trademarks and Logos for use in connection with the operation of the Applicable Membership Clubs, and includes variations of such Licensed Marks as and when approved by Cendant pursuant to Section 6.1 hereof, and all applications and registrations for such Licensed Marks.

      "LICENSED PROPRIETARY RIGHTS" shall have the meaning set forth in Section
6.2 hereof.

      "LIQUIDATED DAMAGES EVENT" shall have the meaning set forth in Section 8.4(a).

      "LIQUIDATED DAMAGES EVENT NOTICE" shall have the meaning set forth in
Section 8.4(a).

      "MEMBERSHIP CLUB" shall mean any membership-based club or program which has as a primary purpose the offering to members thereof products or services and/or discounts related to areas falling within the primary focus of the Applicable Membership Clubs; provided, however, the term "Membership Clubs" does not, and is not intended to, include Cendant and its Affiliates' businesses (as such businesses are presently conducted) that provide services to other businesses owned and operated by unaffiliated third parties that have membership club servicing needs.

      "NET BOOK VALUE" shall mean the assets of the Transferred Subsidiaries less the liabilities of the Transferred Subsidiaries excluding any receivables or payables with Parent.

      "NET RETAINED REVENUES" shall mean all revenues collected by Newco during any Income Accrual Period from Retained Active Members during the Contract Years in question, less (i) commissions paid, (ii) refunds paid to Retained Active Members and (iii) any sales or comparable taxes payable in connection with any such revenues.

      "NEW MEMBER" shall mean a member of a Membership Club of Newco who joins as a member of such Membership Club following the Closing Date.

      "NEWCO ADD-ON ACCRUAL PERIOD" shall have the meaning set forth in Section 2.4(a).

      "NEWCO ADD-ON AMOUNT" shall mean the amount of depreciation recognized under GAAP by Newco or any of its respective Affiliates for the Newco Assets for the applicable Newco Accrual Period multiplied by the Retained Member Percentage.

      "NEWCO ASSETS" shall have the meaning set forth in Section 2.4(b).

      "NEWCO MARKS" has the meaning set forth in Section 6.8 hereof.

      "PARTY" means any of the Parties to this Agreement; "PARTIES" means all the Parties to this Agreement; PROVIDED, HOWEVER, that unless the context suggests otherwise, Trilegiant Corporation is to be considered as one Party and Cendant Corporation, Cendant Membership Services, Inc. and Cendant Membership Services Holdings Subsidiary, Inc. are to be considered together as one Party.

      "PERSON" shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

      "RENTAL AMOUNT" shall mean the amount of depreciation recognized under GAAP by Parent or CMS or any of their respective Affiliates for the Leased Assets for the applicable Rental Amount Accrual Period multiplied by the Retained Member Percentage.

      "RENTAL AMOUNT ACCRUAL PERIOD" shall have the meaning set forth in Section 2.4.

      "RENTAL AMOUNT PAYMENT DATE" shall have the meaning set forth in Section 2.4.

      "RENTAL AMOUNT STATEMENT" shall have the meaning set forth in Section 2.5(c).

      "RETAINED ACTIVE MEMBERS" shall mean a member of an Applicable Membership Club who is enrolled as a member of such Applicable Membership Club as of the Closing Date and who (i) continues to be a member of such Applicable Membership Club or (ii) modifies the existing products or benefits received through the Applicable Membership Club by upgrading or downgrading such products or benefits in connection with any written or oral communication with such member by Newco as an existing member of such Applicable Membership Club, in each case, during any period for which a calculation of Net Retained Revenues is made hereunder.

      "RETAINED MEMBER INCOME" shall mean the Net Retained Revenues less the cost of Administrator Compensation (as defined in Section 1.2 of the TPA Agreement) and paid in accordance with Section 2.3 hereof.

      "RETAINED MEMBER PERCENTAGE" shall mean a percentage, the numerator of which shall be the number of Retained Active Members during the applicable Rental Amount Accrual Period (calculated based upon a weighted average of month-end Retained Active Members for each month during such Rental Amount Accrual Period) and the denominator of which shall be the Total Members (calculated based upon a weighted average of month-end Total Members for each month during such Rental Amount Accrual Period).

      "ROYALTY ACCRUAL PERIODS" has the meaning set forth in Section 2.1 hereof.

      "ROYALTY PAYMENTS" has the meaning set forth in Section 2.1 hereof.

      "TERM" shall mean the period commencing on the Closing Date and continuing until the fortieth anniversary of the Closing Date unless otherwise terminated by Cendant as provided herein.

      "TERRITORY" shall mean Canada and the United States and each of their territories, protectorates and possessions, collectively.

      "TOTAL MEMBERS" shall mean the total number of members of the Membership Clubs (which number shall include both Retained Active Members and New Members).

      "TRANSITION MARKS" shall have the meaning set forth in Section 6.1(b) hereof.

      "YEARLY ROYALTY AMOUNT" shall have the meaning set forth in Section
8.4(a).

                                   ARTICLE II

                 CONTINUING ROYALTY PAYMENTS AND RENTAL PAYMENTS


            Section 1.12. PAYMENT OF ROYALTIES. (a) Newco agrees to pay to CMS certain payments in accordance with the terms and conditions set forth in this
Article II (the "Royalty Payments") in exchange for the Contracts, the licenses set forth in Article VI and the covenant not to compete set forth in Section 5.12(a). Royalty Payments shall be due and payable quarterly on Gross Revenues in the amount calculated pursuant to this

Article II which are recognized quarterly during Contract Year Two through and including Contract Year Forty (each such quarterly period, a "Royalty Accrual Period"). Royalty Payments in respect of any Royalty Accrual Period shall be remitted to CMS no later than the last Business Day of the next calendar month following the end of each applicable quarterly period (each such date, a "Royalty Payment Date"). The first Royalty Payment Date shall be on October 31, 2002 reflecting the Royalty Payments accrued during the Royalty Accrual Period of July 2, 2002 through September 30, 2002.

            (1) The Royalty Payments due in respect of any Royalty Accrual Period shall be equal to the product obtained by multiplying the applicable Gross Revenues Percentage by the amount of Gross Revenues recognized in such Royalty Accrual Period; as to the foregoing, the Gross Revenues Percentage will change as the revenue thresholds in Exhibit A are exceeded, and, for any quarter during which a threshold is exceeded, the higher percentage shall apply as to revenues recognized up to the threshold amount, and the lower percentage will apply as to the balance of revenues recognized during such quarter. For illustrative purposes only, in Contract Year Four, if during a certain Royalty Accrual Period, Gross Revenues equal $215 million, the Royalty Payment due shall be 14% of $50 million, plus 10% of $50 million, plus 7% of $100 million, plus 5% of $15 million, which equals $19.75 million.

            Section 1.13. APPLICABLE MEMBERSHIP CLUB DIVESTITURES. In the event that Newco or any of its Affiliates divest, sell, transfer, license or otherwise convey the right to operate any or all of the Applicable Membership Clubs or any specific product lines of the Applicable Membership Clubs (whether by, direct or indirect, merger, consolidation, reorganization, liquidation, dissolution, sale of stock or any ownership interest, of the transfer of assets or otherwise) (each, a "Applicable Membership Club Divestiture") to any third party ("Third-Party Transferee"), the Gross Revenues from such Applicable Membership Clubs shall continue to be included in the calculation of Gross Revenues for the purposes of Section 2.1(b), as if the Applicable Membership Club Divestiture did not occur. In connection with any Applicable Membership Club Divestiture, Newco agrees to enter into a written agreement with the Third-Party Transferee requiring the Third-Party Transferee to provide Newco with quarterly statements, from the date of the Applicable Membership Club Divestiture until the end of Contract Year Forty, disclosing the Gross Revenues earned by the transferred Applicable Membership Club during the relevant quarterly period. The written agreement between Newco and the Third-Party Transferee shall be subject to the prior approval of Cendant (such approval not to be unreasonably withheld or delayed and to be limited to compliance with the terms of this Section 2.2) and shall provide Newco with the right, upon the reasonable request and at the sole expense of Newco or Cendant, to examine and audit the Third-Party Transferee's books and records relating to the transferred Applicable Membership Club, and to make copies and extracts therefrom, for the purpose of confirming the accuracy of any quarterly Gross Revenues statement provided by the Third-Party Transferee to Newco.

            Section 1.14. PAYMENT OF RETAINED MEMBER INCOME. Newco agrees to pay to CMS an amount equal to the Retained Member Income in accordance with the terms and conditions set forth in this Section 2.3. Retained Member Income shall be due quarterly for each calendar quarter during Contract Year One through and including Contract Year Forty (each, an "Income Accrual Period"). The Retained Member Income in respect of any Income Accrual Period shall be remitted to CMS no later than on the fifteenth calendar day of the next calendar month following the end of such quarterly period (each such date an "Income Payment Date"). The first Income Payment Date shall be on October 15, 2001, reflecting Retained Member Income accrued during the Income Accrual Period of July 2, 2001 through September 30, 2001.

            Section 1.15. RENTAL PAYMENT FOR LEASED ASSETS. (a) Newco agrees to pay the Rental Amount to CMS in exchange for the lease of the Leased Assets pursuant to the terms of this Agreement. The Rental Amount shall be due and payable quarterly for each calendar quarter during Contract Year One through Contract Year Forty (each, a "Rental Amount Accrual Period"), provided that CMS furnish a written notice to Newco of the amount of depreciation recognized under GAAP by Parent or CMS or any of their respective Affiliates for the Leased Assets within five days following the end of each Rental Amount Accrual Period. The Rental Amount in respect of any Rental Amount Accrual Period shall be remitted to CMS no later than the fifteenth calendar day of the next calendar month following the end of the applicable quarterly period (each such date, a "Rental Amount Payment Date"). The first Rental Amount Payment Date shall be on October 15, 2001, reflecting Rental Amounts accrued during the period of July 2, 2001 through September 30, 2001.

            (1) CMS agrees to pay the New Add-on Amount to Newco in exchange for any improvements to the Leased Assets by Newco or new assets acquired by Newco during the term, in each case, that are utilized by Newco in connection with servicing the Retained Active Members (the "Newco Assets"). The New Add-on Amount shall be due and payable quarterly for each calendar quarter during Contract Year One through Contract Year Forty (each, a "Newco Add-on Accrual Period"), provided that Newco agrees to provide written notice to CMS of the Retained Member Percentage for each Newco Add-on Accrual Period and the amount of depreciation recognized under GAAP by Newco or any of their respective Affiliates of the Newco, within five days of the end of any Newco Add-on Accrual Period. The Newco Add-on Amount in respect of any Newco Add-on Accrual Period shall be remitted to Newco no later than on the fifteenth calendar day of the next calendar month following the end of such quarterly period. Newco and CMS agree to set-off the Rental Amount and the New Add-on Amount against one another for each Rental Account Accrual Period and Newco Rental

Accrual Period and the respective Parties agree to pay either the Rental Amount or the New Add-on Amount, as the case may be, to the extent the Rental Amount or the New Add-on Amount exceeds each other.

            Section 1.16. PAYMENT STATEMENTS. (a) Each Royalty Payment shall be accompanied by a written statement of account and certified as accurate by the Chief Financial Officer of Newco (each, a "Royalty Payment Statement"). Each Royalty Payment Statement shall set forth, in reasonable detail, the manner in which such Royalty Payments were calculated, including but not limited to, the Gross Revenues and applicable Gross Revenue Percentages.

            (1) Each payment of Retained Member Income shall be accompanied by a written statement of account, and certified as accurate by the Chief Financial Officer of Newco (each, a "Retained Member Income Statement"). Each Retained Member Income Statement shall set forth, in reasonable detail, the manner in which such Retained Member Income and Net Retained Revenues were calculated.

            (2) Each payment of Rental Amounts or Newco Add-on Amounts shall be accompanied by a written statement of account, and certified as accurate by the Chief Financial Officer of Newco in the case of a Rental Amount (each, a "Rental Amount Statement") or the Chief Financial Officer of CMS in the case of a Newco Add-on Amount (each, a "Newco Add-on Amount Statement"). Each Rental Amount Statement or Newco Add-on Amount Statement shall set forth, in reasonable detail, the manner in which such Rental Amount or Newco Add-on Amounts, Retained Members Percentage and Total Members were calculated, as the case may be.

            Section 1.17. INTEREST. In the event that Newco shall fail to timely pay any Royalty Payments, Retained Member Income or Rental Amount due hereunder then, in addition to all other remedies which CMS may have, CMS shall be entitled to recover from Newco interest on such monies from the date due at a rate equal to three hundred basis points above the "Prime Rate" quoted in the New York City Edition of THE WALL STREET JOURNAL on the Royalty Payment Date, or at such lesser rate as shall be the maximum interest rate allowed by Law (as hereinafter defined).

            Section 1.18. TERM OF REVENUE OBLIGATIONS. Newco's obligations to pay Royalty Payments, Retained Member Income and Rental Amounts shall continue until the end of the Term. CMS's obligation to pay the Newco Add-on Amount shall continue until the end of the Term.

            Section 1.19. NO ACCORD AND SATISFACTION. CMS's acceptance of any Royalty Payment, Retained Member Income or Rental Amount payment by Newco of a lesser amount than that properly payable under this Agreement, CMS's endorsement on any check, or any statement in any letter accompanying any check or payment, shall not be deemed an accord and satisfaction (and Newco agrees not to assert otherwise), unless specifically so agreed by CMS in a written agreement, and CMS may accept such payment or check without prejudice to its right to recover the balance of any Royalty Payments, Retained Member Income or Rental Amount owed or to pursue any other remedy provided in this Agreement in equity or at Law.

            Section 1.20. NO WITHHOLDING. Any and all payments by Newco to CMS under this Agreement shall be made free and clear of any withholding deduction for any and all taxes, levies, deductions, charges or withholdings of any kind.

            Section 1.21. COMPUTATION, CALCULATION; DISPUTES. (a) All calculations and computations to be made under this Article II shall be made by Newco. In each case, Newco shall provide any such calculation or computation to CMS promptly in accordance with the provisions of Section 2.5 above. Subject to Sections 5.8(b) through 5.8(f), CMS shall have the right to accept or reject, in good faith, such computation or calculation, provided that CMS shall notify Newco in writing of any dispute with respect to such computation or calculation, specifying the amount thereof in dispute (the "Deficiency Amount") and setting forth, in reasonable detail, the basis for such dispute (the "Dispute Amount").

            (1) Any payments required to be made pursuant to any such computation or calculation shall be made on a timely basis, as otherwise required under this Agreement, subject to resolution of any dispute with regard to the computation or calculation. Upon resolution of any such dispute, any adjustment shall be made by prompt payment from CMS to Newco, or Newco to CMS, as appropriate, in each case with interest from the date when the respective payment was due as set forth in Section 2.6.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF CENDANT

            Each of Parent, CMS and Incentives hereby represents and warrants to Newco as follows:

            Section 1.22. ORGANIZATION; ETC. (a) Each of Parent, CMS and Incentives and each of the Transferred Subsidiaries (i) is a corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is now being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so existing and in good standing, to have such power and authority or to be so qualified would not, individually or in the aggregate, have a Business Material Adverse Effect (as hereinafter defined).

            (1) As used in this Agreement, the term "Business Material Adverse Effect" shall mean a material adverse change in, or effect on, the Leased Assets or the business, financial condition or results of operations of the Business taken as a whole; PROVIDED, HOWEVER, that the effects of changes that exist on the date hereof and have been reflected in this Agreement or disclosed in the Cendant Disclosure Schedule or that are otherwise known to the senior management of the Business or that are generally applicable to the industries in which the Business operates or to the economy of the United States or the other jurisdictions in which the Business is conducted generally or resulting from the announcement of the transactions contemplated hereby shall be excluded from such determination.

            Section 1.23. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent, CMS and Incentives has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is to be a Party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is to be a Party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of each of Parent, CMS and Incentives. This Agreement has been and each of the Ancillary Agreements to which it is to be a Party will be, at the Closing, duly and validly executed and delivered by each of Parent, CMS and Incentives and (assuming this Agreement has been and each of the Ancillary Agreements to which it is to be a Party will at the Closing be duly authorized, executed and delivered by Newco) constitutes or will at the Closing constitute a valid and binding agreement of each of Parent, CMS and Incentives, enforceable against each of Parent, CMS and Incentives in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement and the Ancillary Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            Section 1.24. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Section 3.3 of the Cendant Disclosure Schedule or in any Ancillary Agreement, neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements by each of Parent, CMS and Incentives nor the consummation by each of

Parent, CMS and Incentives of the transactions contemplated hereby or by any of the Ancillary Agreements will (a) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws or comparable organizational documents of each of Parent, CMS and Incentives, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which any of Parent, CMS and Incentives is a Party or by which any of them or any of their respective properties or assets are bound, (c) violate any order, writ, injunction, decree or award rendered by any Governmental Entity (as hereinafter defined) or any statute, rule or regulation (collectively, "Laws" and, individually, a "Law"), applicable to any of Parent, CMS and Incentives or any of their respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority or tribunal, domestic or foreign (a "Governmental Entity"), except in the case of clauses (b), (c) and (d) of this Section 3.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, (x) would not have a Business Material Adverse Effect or would not adversely affect the ability of any of Parent, CMS and Incentives to consummate the transactions contemplated by this Agreement or (y) become applicable as a result of the business or activities in which Newco is or (other than in respect of its acquisition of the Leased Assets) proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Newco.

            Section 1.25. ACQUISITION OF SHARES FOR INVESTMENT; ABILITY TO EVALUATE AND BEAR RISK. Except transfers between Affiliates of Cendant, (a) CMS is acquiring the Series A Shares and Warrants for investment and not with a view toward, or for sale in connection with, any distributions thereof, nor with any present intention of distributing or selling such Series A Shares and Warrants and (b) CMS agrees that the Series A Shares and Warrants may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the "Act"), and any applicable state securities Laws, except pursuant to an exemption from such registration under the Act and such Laws.

            Section 1.26. VALIDITY OF SHARES. Each of the Parent Shares and the Transferred Subsidiaries Shares when sold and delivered to Newco in accordance with the terms of this Agreement will be validly issued, fully paid and nonassessable and free and clear of all Liens other than Liens imposed as a result of actions by Newco or its Affiliates (other than Parent and CMS and their respective Affiliates).

            Section 1.27. ASSETS. Except as set forth in Section 3.6 of the Cendant Disclosure Schedule, CMS has good and marketable title to, or a valid leasehold interest in or right to use by license or otherwise, the Leased Assets (other than Owned Real

Property) and the Licensed Intellectual Property, free and clear of all Liens, except for Permitted Encumbrances.

            Section 1.28. AVAILABILITY OF FUNDS. CMS will at the Closing have sufficient immediately available funds, in cash, to pay the CMS Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

            Section 1.29. BROKERS; FINDERS AND FEES. Except for Goldman Sachs & Co., whose fees will be paid by Parent, each of Parent, CMS and Incentives has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF NEWCO

            Newco hereby represents and warrants to each of Parent, CMS and Incentives as follows:

            Section 1.30. ORGANIZATION; ETC. Newco is a corporation validly existing and in good standing under the Laws of the jurisdiction of its organization.

            Section 1.31. AUTHORITY RELATIVE TO THIS AGREEMENT. Newco has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is to be a Party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is to be a Party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Newco. This Agreement has been and each of the Ancillary Agreements to which it is to be a Party will at the Closing be duly and validly executed and delivered by Newco and (assuming this Agreement has been and each of the Ancillary Agreements to which it is to be a Party will at the Closing be duly authorized, executed and delivered by each of Parent, CMS and Incentives) constitutes or will at the Closing constitute a valid and binding agreement of Newco, enforceable against Newco in accordance with its terms, except that
(a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(b) enforcement of this Agreement and the Ancillary Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            Section 1.32. CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery and performance of this Agreement or any of the Ancillary Agreements by Newco nor the consummation by Newco of the transactions contemplated hereby or by any of the Ancillary Agreements will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Newco, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Newco is a Party or by which any of its properties or assets may be bound, (c) violate any order, writ, injunction, decree or Laws applicable to Newco or any of its properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b), (c) and (d) of this Section 4.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not have a Newco Material Adverse Effect (as hereinafter defined). As used in this Agreement, the term "Newco Material Adverse Effect" shall mean an event, change or circumstance that has been or is materially adverse to the operations or conditions (financial or otherwise) of Newco or that would adversely affect the ability of Newco to consummate the transactions contemplated hereby or to perform their obligations hereunder.

            Section 1.33. CAPITALIZATION; OWNERSHIP OF SHARES. (a) The authorized capital stock of Newco at the Closing will consist of 15,000,000 shares of Newco Common Stock, of which 2,800,000 shares are intended to be issued and outstanding as of the Closing (which, for purposes of this Section 4.4, shall be deemed to include any Subsequent Closing), and 5,0000,000 shares of preferred stock, par value $.01 per share (the "Newco Preferred Stock" and, together with Newco Common Stock, the "Capital Stock"), 2,000,000 shares of which are designated as the Series A Shares, of which 700,000 shares are intended to be issued and outstanding as of the Closing (which, for purposes of this Section 4.4, shall be deemed to include any Subsequent Closing). As of the Closing Date, there will be issued and outstanding Warrants to purchase 2,100,000 shares of Newco Common Stock. All the outstanding shares of the Capital Stock have been duly issued and are fully paid and non-assessable and were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Series A Shares are as stated in Newco's Certificate of Designation for the Series A Shares. Except as set forth in the Subscription Agreement, dated as of the date hereof (the "Subscription Agreement") or the Stockholders Agreement, holders of shares of Newco Common Stock, Newco

Preferred Stock and Senior A Shares have no preemptive rights. Except for the transactions contemplated by this Agreement, the Subscription Agreement, the Stockholders Agreement and the Warrants, there are (i) no outstanding warrants, options, convertible securities or rights to subscribe for or purchase any Capital Stock or other securities from Newco, (ii) no voting trusts or voting agreements among, or irrevocable proxies executed by, stockholders of Newco,
(iii) no existing rights of stockholders to require Newco to register any securities of Newco or to participate with Newco in any registration by Newco of its securities, (iv) no agreements among the stockholders providing for the purchase or sale of Newco's Capital Stock and (v) no obligations of Newco to purchase, redeem or otherwise acquire any shares of its Capital Stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

            (1) The Series A Shares to be sold pursuant to this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will be free and clear of all Liens other than Liens imposed as a result of actions by any of Parent, CMS or Incentives or their respective Affiliates or pursuant to the Stockholders Agreement. The shares of Newco Common Stock issuable upon conversion of the Series A Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Newco's Certificate of Designation for the Series A Shares, will be duly and validly issued, fully paid, non-assessable and will be free and clear of all Liens other than Liens imposed as a result of actions by any of Parent, CMS or Incentives or their respective Affiliates or pursuant to the Stockholders Agreement.

            Section 1.34. ACQUISITION OF SHARES FOR INVESTMENT; ABILITY TO EVALUATE AND BEAR RISK. Newco is acquiring the Transferred Subsidiaries Shares for investment and not with a view toward, or for sale in connection with, any distributions thereof, nor with any present intention of distributing or selling such Transferred Subsidiaries Shares. Newco is acquiring the Parent Shares in accordance with the Act and not with a view toward, or for sale in connection with, any distributions thereof in violation of the Act. Newco agrees that the Transferred Subsidiaries Shares and the Parent Shares (except for transfers to certain Employee Investors) may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Act, and any applicable state securities Laws, except pursuant to an exemption from such registration under the Act and such Laws.

            Section 1.35. NEWCO ACKNOWLEDGMENT. Subject to Section 5.6, upon entering into this Agreement, Newco acknowledges that it has relied, and shall be entitled to rely, solely upon the representations and warranties made in Article III of this Agreement as modified by the Cendant Disclosure Schedule (and subject to the limitations contained in this Agreement). Newco, also acknowledges that the officers and employees of the Business hold equity in Newco and are familiar with the Business and all matters related to or affecting the Business, including the fact that, prior to the Closing, the Parties may not request or attempt to obtain or obtain third-party consents which may be deemed to be required by virtue of the consummation of the transactions contemplated pursuant to this Agreement and the Ancillary Agreements and, notwithstanding anything to the contrary in this Agreement, each of Parent, CMS and Incentives and their respective Affiliates (other than Newco) shall not be liable to Newco or any of its directors, officers, employees, Affiliates, controlling persons, agents and representatives for such matters.

            Section 1.36. BROKERS; FINDERS AND FEES. Neither Newco nor any of its Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders' fees in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

            Section 1.37. CONDUCT OF BUSINESS OF CENDANT. If the date of this Agreement is not also the Closing Date, during the period from the date of this Agreement to the Closing Date, except (x) as otherwise contemplated by this Agreement or the transactions contemplated hereby, (y) for those matters set forth in Section 5.1 of the Cendant Disclosure Schedule, or (z) consented to by Newco in writing, each of Parent, CMS and Incentives agrees that, solely in connection with the Business, it shall use its commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact the current Business organization, and use all commercially reasonable efforts to keep available the services of the Business' current officers and other key employees and preserve relationships with those persons having business dealings with the Business to the end that its goodwill and ongoing businesses shall be unimpaired at the time of the Closing.

            Section 1.38. CONSENTS; COOPERATION. Each of the Parties shall cooperate and continue to use their commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Newco agrees to use its commercially reasonable efforts to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder.

            Section 1.39. COMMERCIALLY REASONABLE EFFORTS. Each of the Parties shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

            Section 1.40. PUBLIC ANNOUNCEMENTS. Prior to the Closing, except as otherwise agreed to by the Parties, the Parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of a Party may be required by Law or in connection with its obligations as a publicly held, exchange-listed company in the United States, in which case the Parties will use their commercially reasonable best efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the signing of this Agreement and upon the Closing, the Parties will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.

            Section 1.41. TAX MATTERS.

            (1) TRANSFER TAXES. All sales (including, without limitation, bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, gains, stamp, duties or similar taxes and fees, together with any interest, additions, or penalties with respect thereto and any interest in respect of such addition or penalties (collectively, the "Transfer Taxes"), arising out of, in connection with or attributable to the transactions contemplated pursuant to this Agreement shall be borne and paid by Newco. The Party which has primary legal responsibility for the payment of any particular Transfer Tax (the "Payor") shall prepare all relevant tax returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such tax return and notify the other Parties in writing of the Transfer Tax shown on such tax return and how such Transfer Tax was calculated and if the Payor is Cendant, Newco shall pay to the Payor the amount of such Transfer Tax in immediately executable funds within five Business Days prior to the due date for filing such tax returns.

            (2) PARENT OPTIONS. The Parties to this Agreement shall treat, with respect to the exercise by any Affected Employee (as hereinafter defined) or a permitted transferee of any existing option to purchase Parent Shares (the "Parent Options"), any amount that is required to be included in the gross income of such Affected Employee in respect of such exercise as an amount that may be properly deductible by Cendant or an Affiliate thereof.

            (3) ASSISTANCE AND COOPERATION. After the Closing Date, (i) Newco shall, and shall cause its Affiliates to, provide and make available to Cendant all information relating to taxes of Cendant or the Business that is required by Cendant in connection with the preparation or filing of any tax return of Cendant or any matter relating to taxes of Cendant; and (ii) Cendant shall, and shall cause their controlled Affiliates to, provide and make available to Newco all information relating to taxes of the Business that is required by Newco in connection with the preparation or filing of any tax return of Newco or any matter relating to taxes of Newco.

            Section 1.42. KNOWLEDGE OF BREACH; PRIOR KNOWLEDGE. If prior to the Closing Newco or any Employee Investor shall have actual knowledge of any breach of a representation and warranty of Cendant, Newco shall promptly notify Parent of its knowledge, in reasonable detail. No breach by Cendant of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither Newco nor any Affiliate of Newco shall have any claim or recourse against Cendant or its respective directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach, under Article IX or otherwise, if Newco, any Affiliate of Newco or any Employee Investor had actual knowledge prior to the Closing of such breach or of the threat of such breach or the circumstances giving rise to such breach.

            Section 1.43. EMPLOYEES; EMPLOYEE BENEFITS. (a) Effective as of the Closing, Newco shall offer to employ, in comparable positions, all employees of the Business who are active employees immediately prior to the Closing and any employee who is, on such date, on disability or medical leave or on an approved leave of absence upon such employee's return (the "Affected Employees"). On and after the Closing, until at least the first anniversary of the Closing, Newco or its Affiliates shall provide Affected Employees who accept an offer of employment by Newco or its Affiliates with salaries, incentive opportunities and benefit plans, programs and arrangements comparable in the aggregate to those currently provided by Parent and CMS as of the date hereof.

            (1) From the Closing until December 31, 2001 (the "Benefits Transition Period"), Parent will continue to (i) provide to the Affected Employees (and any new employees hired by Newco following the Closing who becomes eligible to participate in such plans prior to December 31, 2001) and their dependents coverage under Parent's medical and health insurance, dental insurance, vision benefits, flexible spending accounts, life insurance and disability insurance, including all supplemental and optional coverages and (ii) allow the Affected Employees to participate in Parent's tax-qualified defined contribution plan (the "Parent 401(k) Plan"), in any case, only to the same extent such Affected Employees and their dependents currently participate under such benefit plans as currently constituted (such benefits, the "Extended Benefits"). In addition, during the Benefits Transition Period, Parent will provide administrative support and assistance for the Affected Employees with respect to the Extended Benefits substantially comparable to the support and assistance Parent provides to its own employees. Newco will make payroll deductions on behalf of the Affected Employees in respect of the "employee-portion" of any premiums applicable to the Extended Benefits or employee deferral contributions under the Parent 401(k) Plan, provided that such amounts will be promptly remitted to Parent in partial satisfaction of Newco's obligation to Parent under Section 5.7(e) below.

            (2) If any Affected Employee becomes a participant in any employee benefit plan, practice or policy of Newco or any of its Affiliates (a "Newco Plan"), such Affected Employee shall be given credit under such Newco Plan for all service prior to the Closing Date with Cendant or any of their subsidiaries or any predecessor employer (to the extent such credit was given by Cendant or any of their subsidiaries or any predecessor employer) for purposes of determining eligibility and vesting rights. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Affected Employees shall be given credit for amounts paid under any medical or dental plan of Cendant during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the analogous Newco Plan.

            (3) Newco shall be responsible for providing severance pay to any Affected Employee who is terminated by Newco or its Affiliates during the period beginning on the Closing Date and ending one year following the Closing Date, in accordance with the policies and procedures of Cendant in effect on the Closing Date. Newco shall be responsible and assume all liability for all notices or payments due to any Affected Employees subsequent to the Closing, and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable foreign, federal, state or local Law, common law, statute, with respect to the employment, discharge, constructive discharge or layoff of Affected Employees after the Closing, including but not limited to the Worker Adjustment and Retraining Notification Act and COBRA and any rules or regulations as have been issued in connection with the foregoing.

            (4) From and after the Closing, Newco shall be responsible for, and shall defend, indemnify and hold harmless each of Parent and CMS and their respective directors, employees, Affiliates, agents and fiduciaries (including plan administrators) of any of Cendant's employee benefit plans, programs, policies and arrangements, including but not limited to "employee benefit plans" within the meaning of Section 3(3) of ERISA and any stock or cash-based incentives, from and against any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions, employee incentive or other compensation, severance, holiday, vacation, health, dental or retirement benefits accrued but unpaid as of the Closing and post-Closing bonuses due to any Affected Employee, (ii) with respect of each specific type of coverage described under Section 5.7(b)(i), the greater of (x) the per-employee estimated and budgeted premium or premium-equivalent cost applicable to all Parent employees covered under such type of coverage and (y) if such benefits are "self-insured" by Parent, the actual costs realized by Parent in respect of each Affected Employee under such type of coverage, after giving effect to Parent's actual losses by virtue of it acting as a "self-insurer," in either case multiplied by 102% to reflect administration and overhead expenses, (iii) all contributions with respect to the Affected Employees to be made to the Parent 401(k) Plan in respect of the Benefits Transition Period, (iv) the liabilities assumed by Newco under this Section 5.7 or any failure by Newco to comply with the provisions of this Section 5.7, and
(v) any claims of, or damages or penalties sought by, any Affected Employee, or any Governmental Entity on behalf of or concerning any Affected Employee, with respect to any act or failure to act by Newco or to the extent arising from the employment, discharge, constructive discharge, layoff or termination of any Affected Employee on or after the Closing.

            (5) Following the Closing, Newco agrees to cooperate with each of Parent and CMS in order to assist Parent and CMS in communicating with Affected Employees or former Affected Employees of the Business holding Parent Options, as required by applicable Law or for administrative purposes in connection with the Parent Options.

            (6) Effective as of the Closing, Cendant shall cause (i) all vested Parent Options held by Affected Employees to remain outstanding for three years following the Closing, (ii) all unvested Parent Options with an exercise price at or above the per share closing price of the Parent Shares on the NYSE as of the Closing that are held by Affected Employees who accept offers of employment with Newco effective as of the Closing to become fully vested and remain outstanding for three years following the Closing and (iii) all unvested Parent Options with an exercise price below the per share closing price of Parent Shares on the NYSE as of the Closing that are held by Affected Employees who accept offers of employment with Newco effective as of the Closing to terminate as of the Closing Date in accordance with the terms of the applicable plan; PROVIDED, HOWEVER, that the foregoing will be subject to each Affected Employee providing a written consent and, if applicable, providing a waiver of any "Subsidiary Change of Control" rights that may be applicable as a result of the consummation of the transactions contemplated hereby.

            (7) As soon as practicable, and in any event within sixty days, after the Closing Date, Newco shall (i) grant shares of restricted Parent Shares to those individuals and in the amounts set forth in Section 5.7(h) of the Cendant Disclosure Schedule, subject to such terms and conditions as are set forth in the agreements evidencing such grants and

(ii) establish a plan for the grant of up to 2,000,000 stock appreciation rights ("SARs") relating to the Parent Shares (such plan, the "SAR Plan") and grant such SARs under the SAR Plan to eligible employees of the Business, subject (i) to such terms and conditions as are set forth in the SAR Plan and the agreements evidencing such grants and (ii) approval of the Board except as otherwise allocated to Employee Investors in writing as of the date hereof.

            (8) Parent shall register the Parent Shares subject to the awards set forth in this Section 5.7 under the Act pursuant to a registration statement on Form S-8 (or any successor or other appropriate form) to the extent such registration is required under the Act and shall cause the effectiveness of such registration statement(s) to be maintained for so long as such awards remain outstanding.

            Section 1.44. MAINTENANCE OF BOOKS AND RECORDS BY THE PARTIES; PAYMENT DISPUTES. (a) Except as set forth in Section 5.16, each of the Parties hereto shall preserve, until at least the third anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such Party relating to the Business. After the Closing Date and up until at least the third anniversary of the Closing Date, upon any reasonable request from a Party hereto or its representatives, the Party holding such records shall, subject to appropriate confidentiality provisions, (x) provide to the requesting Party or its representatives reasonable access to such records during normal business hours and (y) permit the requesting Party or its representatives to make copies of such records, in each case at no cost to the requesting Party or its representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this Section 5.8(a) for any reasonable purpose, including, without limitation, to the extent reasonably required in connection with the audit, accounting, litigation, federal securities disclosure or other similar needs of the Party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a Party if such destroying party sends to the other Parties hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless another Party hereto notifies the destroying party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable out-of-pocket expenses of the destroying Party in connection with such transfer.

            (1) In addition to, and not intending to limit the generality of the foregoing, Newco and its Affiliates shall maintain accurate and complete records and books of account covering all transactions that are the subject of Article II ("Newco's Books and Records"). Newco shall maintain Newco's Books and Records and make them available to Cendant for at least five years after the Royalty Accrual Period, Income Accrual Period, Rental Amount Accrual Period or New Add-on Amount Accrual Period to which they relate. Cendant's duly authorized representatives shall have the right, at Cendant's expense, during normal business hours, to examine and/or audit Newco's Books and Records, and to make copies and extracts therefrom, for the purpose of confirming the accuracy of any Royalty Payment Statement, Retained Member Income Statement or Rental Amount Statement; provided, however, that Cendant shall be limited to conducting no more than one audit during each calendar quarter. In the event that such an examination or audit discloses a deficiency in a Royalty Payment, Retained Member Income, Rental Amount or New Add-on Amount in respect of any Royalty Accrual Period, Income Accrual Period, Rental Amount Accrual Period or New Add-on Amount Accrual Period, then Cendant will cause to be prepared and delivered to Newco a written notice (a "Dispute Notice") setting forth in reasonable detail the calculation of the amount of any Royalty Payment, Retained Member Income, Rental Amount or New Add-on Amount that is owed to Cendant from Newco and describing in reasonable detail all areas of disagreement.

            (2) Newco shall have fifteen days from the date on which the Dispute Notice is delivered to it to review such notice (the "Review Period"). If Newco disagrees in any respect with such Dispute Notice, Newco shall, within fifteen days after receipt of the Dispute Notice, deliver a notice to Cendant setting forth, in reasonable detail, the basis for Newco's disagreement therewith (the "Audit Dispute Notice"). If no Audit Dispute Notice is received by Cendant on or prior to the last day of the Review Period, the Deficiency Amount shall be deemed accepted by Newco. In the event that Newco delivers an Audit Dispute Notice to Cendant, Newco will concurrently pay to Cendant any undisputed portion of the Deficiency Amount, with interest on such amount as provided in Section
2.6. All payments made pursuant to the preceding sentence shall be made by wire transfer of immediately available funds to an account or accounts designated for such purpose by the Party entitled to receive such payment.

            (3) For fifteen days after Cendant's receipt of an Audit Dispute Notice, the Parties shall endeavor in good faith to resolve by mutual agreement all disputed matters. In the event the Parties are unable to resolve by mutual agreement any matter in dispute within such fifteen-day period, Cendant and Newco hereby agree that they shall engage KPMG LLP as the "Accountant" (if KPMG LLP is unable or unwilling to serve as the Accountant, the Parties shall, within fifteen days of the end of such fifteen day period, agree on an alternate independent accounting firm or have such selection made pursuant to the rules of the AAA in the event they are unable to agree within such allotted time period) to resolve any disputes pursuant to this Section 5.8(d). Cendant and Newco shall submit the disputed matters, as described in the Dispute Notice, together with a statement of facts agreed to by Cendant and Newco and such arguments as either of them choose to make in connection therewith in writing, together with supporting work papers, to the Accountant within twenty calendar days after the Accountant's engagement.

            (4) Cendant and Newco shall use commercially reasonable efforts to cause the Accountant to resolve the disputed matters based upon the materials submitted to it pursuant to the last sentence of Section 5.8(d) within fifteen days following the submission of such materials and the Accountant shall not make any other determination. In connection with its resolution of the dispute, the Accountant shall deliver to each of Cendant and Newco a report (the "Adjustment Report") in which the Arbitrator shall, after considering all matters set forth in the Dispute Notice, determine the appropriate amount to be paid to Cendant or Newco, as the case may be. The Adjustment Report shall set forth, in reasonable detail, the Accountant's determination with respect to the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to such amounts, together with supporting calculations. All fees and expenses relating to this work of the Accountant will be determined by the Accountant and be included in the Adjustment Report. These fees and expenses shall be paid by Cendant unless the Adjustment Report results in an additional sum being due from Newco to Cendant, in which case these fees and expenses shall be paid by Newco. The Adjustment Report shall be final and binding upon each of Cendant and Newco, shall be deemed a final arbitration award that is binding on each of Cendant and Newco, and no Party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Adjustment Report. Judgment may be entered to enforce the Adjustment Report in any court having jurisdiction over the Party against which such determination is to be enforced. Newco agrees to pay Cendant the amount, if any, set forth in the Adjustment Report, with interest on such amount as provided in Section 2.6, by wire transfer of immediately available funds to an account or accounts designated by Cendant prior to the applicable payment date within two Business Days of receipt of the Adjustment Report.

            Section 1.45. CENDANT'S TRADEMARKS AND LOGOS. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that, except as granted pursuant to Article VI, (i) Newco is not obtaining, any right, title or interest in any Retained Marks, (ii) Newco or its Affiliates shall not make any use of the Retained Marks from and after the Closing and
(iii) during the Term, Cendant and their controlled Affiliates shall not make any use of the Membership Club Trademarks and Logos from and after the Closing in the Territory except pursuant to joint promotional efforts or sublicenses of the Membership Club Trademarks and Logos back to Cendant or their controlled Affiliates from Newco.

            Section 1.46. TRANSFERS NOT EFFECTED AS OF CLOSING. Nothing herein shall be deemed to require Cendant to lease, license, sublease or sublicense any Leased Asset or Licensed Intellectual Property that by its terms or by operation of Law cannot be freely leased, licensed, subleased or sublicensed. To the extent the Parties hereto have been unable to obtain any governmental or any third party consents or approvals required to lease, license, sublease or sublicense any Leased Asset or Licensed Intellectual Property and to the extent not otherwise prohibited by the terms of any Leased Asset or Licensed

Intellectual Property, Parent or CMS shall continue to be bound by the terms of such applicable Leased Asset or Licensed Intellectual Property and Newco shall pay, perform and discharge fully all of the obligations of Parent or CMS or any of their respective Affiliates thereunder from and after the Closing. Parent or CMS shall, without consideration therefor, pay, assign and remit to Newco promptly all monies, rights and other consideration received in respect of such performance. Parent or CMS shall exercise or exploit their rights in respect of such Leased Assets or Licensed Intellectual Property only as reasonably directed by Newco and at Newco's expense. Subject to and in accordance with Section 5.2, for not more than 180 days following the Closing Date, the Parties hereto shall continue to use their commercially reasonable efforts to obtain all such unobtained consents or approvals at the earliest practicable date. If and when any such consents or approvals shall be obtained, then Parent or CMS shall promptly lease or license their rights and obligations thereunder to Newco without payment of consideration and Newco shall, without the payment of any consideration therefor, assume such rights and obligations. The Parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption.

            Section 1.47. FURTHER ACTIONS. (a) From and after the Closing Date, Cendant shall cooperate with Newco and Newco's Affiliates and representatives, and shall execute and deliver such documents and take such other actions as Newco may reasonably request, for the purpose of evidencing the transactions contemplated by this Agreement and putting Newco in possession and control of all of the Leased Assets and effecting the transactions contemplated in this Agreement.

            (1) From and after the Closing Date, Newco shall cooperate with Cendant and Cendant's Affiliates and representatives, and shall execute and deliver such documents and take such other actions as Cendant may reasonably request, for the purposes of evidencing the transactions contemplated by this Agreement and having Newco indemnify Cendant against the Indemnified Liabilities (as hereinafter defined) and effecting the transactions contemplated in this Agreement.

            (2) Unless Newco exercises its option to purchase the Licensed Marks pursuant to Section 6.11, upon the expiration of the Term, Newco and Cendant shall promptly perform all acts which may be necessary to effect the purposes of this Agreement including, in the case of Newco, terminating any interest that it may have obtained in the Licensed Marks by operation of Law or otherwise, for example, by cancelling any recordation of this Agreement, any summary thereof, or any separate "registered user" agreement, or by executing any assignment, conveyance, acknowledgment, or other document reasonably required by Cendant, including in connection with Cendant's designation of host servers and technical, and other applicable billing contact people for Internet domain names.

            Section 1.48. NON-COMPETITION RESTRICTIONS.

            (1) NON-COMPETITION RESTRICTIONS ON CENDANT. For a period of ten years from the Closing (the "Restricted Period") in the Territory, each of Parent and CMS shall not, and shall cause each of their respective subsidiaries and controlled Affiliates, not to, directly or indirectly, operate or own any interest in any Membership Club the subject matter of which directly competes with any Applicable Membership Clubs, as such clubs are currently operated on the date of this Agreement. In the event that either of Parent or CMS, or any of their subsidiaries and controlled Affiliates, acquires (whether by merger, consolidation, reorganization, stock or asset acquisition, or otherwise) any business that generates Competition Revenues, such acquisition shall not constitute a breach of this Section 5.12 if, not later than one year from the date of consummation of such acquisition, a portion of such acquired business is sold or otherwise transferred to an unrelated third party so that, following such disposition, not more than 25% of the revenues of the remaining acquired business is comprised of Competition Revenues.

            (2) EXCEPTIONS TO CENDANT'S NON-COMPETITION PROVISIONS. ( ) Notwithstanding paragraph (a) above, each of Parent and CMS and their respective subsidiaries and controlled Affiliates shall not be prohibited or otherwise restricted from (A) holding any legal or beneficial interest in any equity interest or security in any person, which interests or securities represent less than twenty percent of the total outstanding voting power of the equity interests or securities of such person, (B) engaging in any business or conducting any activity which is substantially the same as any business or specific activity in which it has engaged or conducted on or prior to the date of this Agreement (excluding, in the case of Cendant and its Affiliates, the Business as in effect on the date of this Agreement), (C) except as provided in the last sentence of Section 5.12(a) above, acquiring any Competing Business, or
(D) exercising any rights with respect to the Retained Active Members in accordance with the terms of this Agreement or the TPA Agreement.

                  (1) Paragraph (a) above shall not be deemed to apply to any person (or any of its subsidiaries) that acquires ownership or control of Parent or CMS or that acquires all or substantially all of the assets of Parent or CMS or merges with Parent or CMS, and upon such acquisition Parent or CMS and its respective Affiliates that have been so acquired shall no longer be subject to the provisions of paragraph (a) above. In the event that Parent or CMS disposes of a subsidiary or a business, paragraph (a) above shall no longer apply to such subsidiary or business unit or to the person acquiring such subsidiary or business unit or such disposed subsidiary or business.

            (3) NON-COMPETITION RESTRICTIONS ON NEWCO. During the Restricted Period, Newco shall not, and shall cause any of its direct and indirect subsidiaries and

Affiliates not to, directly or indirectly, utilize any of the Leased Assets in order to engage in any Existing Cendant Business. In the event that Newco, or any of its direct and indirect subsidiaries or Affiliates, acquire (whether by merger, consolidation, reorganization, stock or asset acquisition, or otherwise) any Cendant Competing Business, such acquisition shall not constitute a breach of this Section 5.12(b), if not later than one year from the date of consummation of such acquisition, a portion of such acquired business is sold or otherwise transferred to an unrelated third party so that, following such disposition, not more than 5% of the revenues of the Cendant Competing Business are comprised of Cendant Competition Revenues.

            (4) EXCEPTIONS TO NEWCO'S NON-COMPETITION PROVISIONS. Notwithstanding paragraph (c) above, Newco and any of its direct and indirect subsidiaries or Affiliates shall not be prohibited or otherwise restricted from
(i) holding any legal or beneficial interest in any equity interest or security in any person, which interests or securities represent less than five percent of the total outstanding voting power of the equity interests or securities of such person, (ii) engaging in any business or conducting any activity which is substantially the same as any business or specific activity in which the Business has engaged or conducted on or prior to the date of this Agreement or
(iii) except as provided in the last sentence of Section 5.12(c) above, acquiring any Newco Competing Business (whether pursuant to merger, consolidation, reorganization, stock or asset acquisition, or otherwise).

            (5) EFFECTS OF BREACH. In the event that either Party breaches its respective obligations pursuant to this Section 5.12, and such breach is not cured within sixty days of the breaching Party receiving notice of such breach from the non-breaching Party, the Parties agree that the non-breaching Party shall be entitled to seek, in addition to any other right or remedy, a temporary, preliminary or permanent injunction, without the necessity of proving the inadequacy of monetary damages, enjoining or restraining the breaching Party from any violation of this Section 5.12.

            Section 1.49. NON CIRCUMVENTION; SERVICING RETAINED ACTIVE MEMBERS BY NEWCO. Notwithstanding anything else in this Agreement or the Ancillary Agreements, Newco agrees not to, and agrees not to permit or encourage any of its Affiliates or encourage any third party to, directly or indirectly, take any action or omit to take any action such that the resulting effect is that any obligations of Newco, including the payment of the Royalty Payments, Rental Amount or the Retained Member Income, would be circumvented in a manner that would impair Cendant from receiving the full benefits due and owing to them pursuant to this Agreement. From and after the Closing, Newco shall operate, and shall cause any of its Affiliates to operate, the Business in the ordinary course and neither Newco, nor any of its Affiliates, shall take any action that would reduce the likelihood or the amount of any Royalty Payments, Rental Amount or Retained Member Income. Newco shall not, and shall agree not to cause any of its

Affiliates, to amend, cancel or otherwise terminate any agreement, arrangement or understanding existing as of the Closing Date between Cendant and any of the Client/Partner Parties in a manner that would adversely affect Cendant's rights with respect to any of the Retained Active Members, without the written consent of Cendant, which consent may not be unreasonably withheld.

            Section 1.50. OPERATION OF THE BUSINESS AND APPLICABLE MEMBERSHIP CLUBS FOLLOWING THE CLOSING DATE. Newco agrees to use its reasonable best efforts to provide the necessary resources and support (monetary or otherwise) to maintain, market, support and expand the Business and the Applicable Membership Clubs following the Closing Date, which maintenance, marketing, support and expansion shall not, in any event, be less than the level the Business is currently operated as of the date hereof.

            Section 1.51. NON-SOLICITATION. (a) For one year following the Closing, neither Cendant nor any of its controlled Affiliates will, without Newco's prior written consent, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit or attempt to solicit any person employed in or in connection with the Business as of the Closing Date, whether or not such employee is a full-time or a temporary employee of Newco or any of its Affiliates, and whether or not such employment is pursuant to written agreement; PROVIDED, that the foregoing will not (i) prevent Cendant or any of their controlled Affiliates from soliciting any such person after the termination of such employee's employment with Newco or the Business, or (ii) prohibit Cendant or any of their controlled Affiliates from placing public advertisements or conducting any other form of general solicitation which is not specifically targeted towards employees of Newco or the Business.

            (1) For one year following the Closing, neither Newco nor any of its Affiliates will, without Cendant's prior written consent, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit or attempt to solicit any person employed by Cendant as of the Closing Date, whether or not such employee is a full-time or a temporary employee of Cendant or any of their controlled Affiliates, and whether or not such employment is pursuant to written agreement; PROVIDED, that the foregoing will not (i) prevent Newco or any of its Affiliates from soliciting any such person after the termination of such employee's employment with Cendant, or (ii) prohibit Newco or any of its Affiliates from placing public advertisements or conducting any other form of general solicitation which is not specifically targeted towards employees of Cendant.

            Section 1.52. COOPERATION ON CERTAIN LITIGATION MATTERS. (a) The Parties hereby acknowledge that Parent and certain of its present and former officers are currently plaintiffs and defendants in certain litigations that assert various claims arising out of certain accounting irregularities that were discovered at Parent in April 1998 (the

"Litigations"). The parties hereby acknowledge that the Securities and Exchange Commission and the United States Attorneys Office are conducting ongoing investigations into the accounting irregularities discussed above with which Parent and its controlled Affiliates are cooperating, and that the United States Attorneys Office and the SEC each have pending an action against former officers of Cendant in connection with their alleged involvement with the accounting irregularities entitled U.S. V. FORBES, D.N.J., Crim. No. 01-____ and SEC V. FORBES, D.N.J., Civil Action No. 01-987 (collectively, the "Government Investigations"). In order that Cendant may properly respond to, defend and comply with all legal obligations with respect to the Litigations and cooperate fully with the Government Investigations, Newco agrees to reasonably cooperate, and to use their reasonable best efforts to cause their employees, agents and representatives to reasonably cooperate, with Parent and its employees, agents and representatives (including counsel) in connection with the Litigations and the Government Investigations. Without limiting the scope of the foregoing, Newco agrees to (i) preserve all books and records possessed by Newco relating to the Litigation or Governmental Investigations until there is a non-appealable, final judgment by a court of competent jurisdiction with respect to such matters and (ii) afford Parent and its counsel, accountants and other representatives reasonable access during normal business hours to its books and records, and to its officers and employees, as is reasonably necessary or desirable to enable Parent to properly conduct the Litigations and cooperate with the Government Investigations including, but not limited to, producing documents when requested or required; PROVIDED, HOWEVER, that any such access shall be conducted, at a reasonable time, under the supervision of Newco's personnel and in such a manner as not to interfere unreasonably with the normal operation of the Business. Parent shall reimburse Newco for all reasonable out-of-pocket costs incurred by Newco or its employees, counsel, accountants or other representatives in connection with such cooperation.

            (1) Each of Parent, CMS and Incentives agrees to cooperate with Newco, to the extent reasonably requested by Newco on at least 10 days prior written notice, in connection with the defense and possible settlement of (i) the currently pending action in Connecticut federal court entitled "Cendant Corporation v. Stuart L. Bell, Vincent R. D'Agostino, Jeffrey Kendall and Martin
D. Isaac" and on any other related matter, and (ii) any other litigation matters which Newco has agreed to be responsible for pursuant to this Agreement.

            Section 1.53. IMPROVEMENTS. Subject to the provisions of this Agreement, Newco may, from time to time during the Term and at its sole cost and expense (i) make changes to or improve the quality of the Leased Assets, that Newco, in its discretion may deem necessary or desirable for the betterment of the Leased Assets and/or the Business and (ii) acquire or create new assets for the proper conduct and management of the Business. The Parties acknowledge that any such improvements or acquisitions shall become the assets of, and owned by, Newco.

            Section 1.54. CONFIDENTIALITY.

            (1) CENDANT CONFIDENTIALITY. (i) As used in this Agreement, the term "Newco Confidential Information" shall mean non-public, confidential information, confidential know-how, or trade secrets regarding the Business, Newco or its activities, which is not known to, or ascertainable by, persons not employed by the Business, the disclosure or knowledge of which would be likely to permit such persons to derive actual material economic value therefrom or to cause material economic or material financial harm to the Business or Newco, and for which reasonable efforts have been made to preserve its confidential nature. To the extent allowed by applicable Law, such information shall include, but not be limited to software, including, source codes and object codes to programs and documents, software, product features, technical information regarding products and product development, Licensed Proprietary Rights, confidential pricing and sales data, customer lists, customer preference and buying information, current and future development and expansion or contraction plans, information concerning legal affairs and certain information concerning financial affairs. Notwithstanding the foregoing, "Newco Confidential Information" shall not include (i) information that is or becomes available to Cendant or any of their Affiliates on a non-confidential basis from a non-confidential source by the act of one who Cendant reasonably believe has the right to disclose such information, or was learned from a third party not under a duty of confidentiality to Newco, (ii) information that is or becomes generally available to the public through no fault, act or omission of Cendant, (iii) information that is being developed or has been developed by, or on behalf of, Cendant independently of the Confidential Information, or (iv) information which is within the general experience, skills, and knowledge in the unaided memory of Cendant's employees.

                  (1) Cendant shall not, at any time after the execution of this Agreement, directly or indirectly, transmit or disclose any Newco Confidential Information to any unaffiliated third party, or make use of any Newco Confidential Information itself or for or on behalf of others, without the prior written consent of Newco. Notwithstanding the foregoing, if required by Law, Cendant may make the disclosure necessary to comply with Law or subpoena and shall promptly supply Newco with a copy of the applicable order or process, so as to provide Newco with the maximum allowable time and opportunity to intervene and object to the disclosure. Cendant shall reasonably cooperate, at Newco's sole expense, with any attempt by Newco to obtain a protective order or agreement or to prevent disclosure in any lawful manner.

            (2) NEWCO CONFIDENTIALITY. (i) As used in this Agreement, the term "Cendant Confidential Information" shall mean non-public, confidential information, confidential know-how, the Licensed Proprietary Rights or trade secrets regarding the

Cendant Existing Business, which is not known to, or ascertainable by, persons not employed by the Business, the disclosure or knowledge of which would be likely to permit such persons to derive actual material economic value therefrom or to cause material economic or material financial harm to Cendant or Cendant Existing Business, and for which reasonable efforts have been made to preserve its confidential nature. To the extent allowed by applicable Law, such information shall include, but not be limited to software, including, source codes and object codes to programs and documents, software, product features, technical information regarding products and product development, confidential pricing and sales data, customer lists, customer preference and buying information, current and future development and expansion or contraction plans, information concerning legal affairs and certain information concerning financial affairs. Notwithstanding the foregoing, "Cendant Confidential Information" shall not include (i) information that is or becomes available to Newco or any of its Affiliates on a non-confidential basis from a non-confidential source by the act of one who Newco reasonably believes has the right to disclose such information, or was learned from a third party not under a duty of confidentiality to Cendant, (ii) information that is or becomes generally available to the public through no fault, act or omission of Newco,
(iii) information that is being developed or has been developed by, or on behalf of, Newco independently of the Confidential Information, or (iv) information which is within the general experience, skills, and knowledge in the unaided memory of Newco's employees.

                  (1) Newco shall not, at any time after the execution of this Agreement, directly or indirectly, transmit or disclose any Cendant Confidential Information to any unaffiliated third party, or make use of any Cendant Confidential Information itself or for or on behalf of others, without the prior written consent of Cendant. Notwithstanding the foregoing, if required by Law, Newco may make the disclosure necessary to comply with Law or subpoena and shall promptly supply Cendant with a copy of the applicable order or process, so as to provide Cendant with the maximum allowable time and opportunity to intervene and object to the disclosure. Newco shall reasonably cooperate, at Cendant's sole expense, with any attempt by Cendant to obtain a protective order or agreement or to prevent disclosure in any lawful manner.


            Section 1.55. TRANSFERRED SUBSIDIARIES. Effective immediately upon Closing, the Parties agree that the Transferred Subsidiaries shall cease representing CMS as insurance agents and brokers and any and all such appointments of the Transferred Subsidiaries on behalf of CMS as insurance agents and brokers are hereby terminated (the "Agency Termination"). Each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary and proper to cause the appropriate state regulatory agencies to terminate any and all appointments of the Transferred Subsidiaries as insurance agents and brokers of CMS. Newco agrees to notify the Transferred Subsidiaries of the Agency Termination. Newco further agrees to provide CMS with all information required for CMS to effectuate any Agency Termination or terminate appointments of the Transferred Subsidiaries with any regulatory agencies.

                                   ARTICLE VI

                                GRANT OF LICENSES

            Section 1.56. GRANT OF TRADEMARK LICENSE. (a) Subject to the terms and conditions of this Agreement, Cendant hereby grants, to Newco, effective as of the Closing, and Newco hereby accepts from Cendant, effective as of the Closing, an exclusive (even as against Cendant but subject to Section 6.3) license, with the right to sublicense as set forth in Section 6.4, during the Term to use the Licensed Marks in the Territory in connection with the operation of the Applicable Membership Clubs in the Territory, including the sale to members of discounted products and services by and through the Applicable Membership Clubs, and in the advertising, offering, marketing and sale of memberships in the Applicable Membership Clubs through any media now known or hereafter developed in the Territory. The license granted hereunder includes the right to use any Licensed Mark as all or part of a corporate name, trade name, Internet domain name or other fictitious business name; PROVIDED, HOWEVER, that any such corporate name, trade name, Internet domain name, or other fictitious business name shall only be used in the Territory for a business devoted solely to the particular Applicable Membership Club to which such Licensed Mark pertains. Notwithstanding the foregoing, Newco acknowledges that (i) Cendant and/or third parties may use marks, domain names, corporate names and/or trade names that are identical, similar to, or incorporating Licensed Marks or variations thereof outside the Territory, including on the Internet and in or through other media such as magazines, newspapers, radio broadcasts, and satellite and cable television that are each directed for audiences outside of the Territory, (ii) such uses may physically appear in the Territory or be accessible by people within the Territory, provided that such uses are intended to be directed for audiences outside of the Territory, and (iii) such uses do not breach or otherwise violate the grant of exclusivity herein.

            (1) Subject to the terms of this Agreement, Cendant hereby grants to Newco, and Newco hereby accepts from Cendant, effective as of the Closing, a limited, non-exclusive license to use the names and marks "CENDANT MEMBERSHIP SERVICES," "CENDANT INCENTIVES," "CMS" and the stylized "C" logo (collectively, the "Transition Marks") for use in connection with the operation of the Licensed Business in the Territory, including as all or part of a trademark, service mark, Internet domain name, corporate name, trade name, or other fictitious business name, in a manner and extent consistent with Cendant's current use, while Newco transitions to new names and marks that do not consist of, or include any, Transition Marks or any designation confusingly similar thereto (the "Transitional Trademark License"). Newco shall phase out its use of the Transition Marks as soon as reasonably practicable, but in any event the Transitional Trademark License shall expire one year from the Closing Date.

            Section 1.57. GRANT OF OTHER PROPRIETARY RIGHTS LICENSE. Subject to the terms and conditions of this Agreement, Cendant hereby grants to Newco, effective as of the Closing, and Newco hereby accepts from Cendant, effective as of the Closing, an exclusive license, with the right to sublicense as set forth in Section 6.4, during the Term to use the Licensed Proprietary Rights (as defined below) in the Territory in connection with the operation of the Applicable Membership Clubs in the Territory, including the sale to members of discounted products and services by and through the Applicable Membership Clubs, and in the advertising, offering, marketing, and sale of memberships in the Applicable Membership Clubs through any media now known or hereafter developed means in the Territory. As used in this Agreement, "Licensed Proprietary Rights" shall mean those intangible assets owned by Cendant and Related to the Business, including, without limitation, the following: (i) proprietary know how, proprietary trade secrets, and proprietary processes and formulae (including all documentation relating thereto and in existence as of the date hereof and on the Closing Date); (ii) copyrights, copyright registrations, and copyright applications, including the copyrights, copyright registrations and copyright applications set forth in Section 6.2(ii) of the Cendant Disclosure Schedule, and including copyrights in databases; (iii) patents, patent applications, disclosures of inventions and the patents issued upon patent applications or based upon such invention disclosures, including the patents and patent applications set forth in Section 6.2(iii) of the Cendant Disclosure Schedule; (iv) all telephone numbers and facsimile and all listings in all telephone books and directories Related to the Business; (v) all rights under warranties, representations and guarantees made by suppliers, manufacturers or contractors in connection with the operation of the Business or affecting any of the Leased Assets; and (vi) all permits, licenses and other governmental authorizations, consents and approvals held by the Business as of the Closing Date. In no event shall the Licensed Proprietary Rights include any of Cendant's rights, title and interest in and to any software, hardware, databases, and licenses relating to any of the foregoing, such rights to be covered solely by the Information Technology Agreement. The Licensed Proprietary Rights, together with the Licensed Marks and the Transition Marks shall be referred to, collectively, in this Agreement as the "Licensed Intellectual Property."

            Section 1.58. PRE-EXISTING LICENSES. The scope of the licenses granted in Section 6.1 and 6.2 above shall be limited by and subject to any preexisting licenses, including any renewals made as of right thereof, granted to third parties in the agreements set forth on Schedule 6.3 of the Cendant Disclosure Schedule, as such agreements may be amended from time to time (the "Preexisting Licenses").

            Section 1.59. SUBLICENSING. (a) Newco may sublicense the rights granted in Section 6.1 and Section 6.2 to subsidiaries and Affiliates of Newco, their respective business partners and Cendant and its affiliates in the ordinary course of business in a manner that is consistent with past practice, upon prior written notice to Cendant pursuant to Section 6.4(c) below. To the extent that Newco sublicenses the Licensed Intellectual Property pursuant to this Section 6.4, then all references to "Newco" hereunder shall be deemed to include such sublicensees.

            (1) TERMS OF SUBLICENSES. Except to Cendant as contemplated in
Section 6.4(c), all sublicenses shall be in writing and incorporate terms not inconsistent with this Agreement. Cendant shall be express third party beneficiaries of each such sublicense with rights of direct enforcement with respect to the sections of such agreements that pertain to the protection and usage of the Licensed Marks. Newco further covenants to Cendant that, except to the extent Cendant is a sublicensee pursuant to Section 6.4(c) Newco will: (i) be responsible to Cendant for the performance of the sublicensee's obligations under the sublicense; (ii) promptly and at Newco's sole expense, take all such steps necessary for enforcing the obligations of the sublicensee under such sublicense; and (iii) carry out the reasonable requirements of Cendant to ensure that the relevant provisions of the sublicense agreement are duly performed. Newco shall provide Cendant with copies of each sublicense agreement requested in writing by Cendant within ten Business Days following receipt by Newco of such request from Cendant. All sublicenses shall terminate no later than the expiration of the Term or such earlier termination date as may be specified. Sublicenses to subsidiaries of Newco shall also terminate automatically if and when such sublicensee is no longer a subsidiary of Newco.

            (2) SUBLICENSE TO CENDANT. Subject to the terms and conditions of this Agreement, Newco hereby grants to Cendant, effective as of the Closing, and Cendant hereby accepts from Newco, effective as of the Closing, a non-exclusive, royalty-free sublicense to (A) use the Licensed Marks in connection with (i) providing the Cendant Services (as defined in the Travel Services Agreement and the Intercompany Agreement) and (ii) any written notice or communication to any of the Retained Active Members in the Territory for a term that is forty years, and (B) to provide such sublicense to Parent's business partners in the ordinary course of business as of the date hereof with respect to any Services provided under the Intercompany Agreement. In its use of the Licensed Marks pursuant to this sublicense, Cendant agrees to abide by the terms and conditions of this
Article VI that apply to Newco as a licensee of the Licensed Marks.

            Section 1.60. QUALITY CONTROL; USE OF LICENSED MARKS. (a) The Parties acknowledge that Cendant and the Applicable Membership Clubs have been associated with reputable member services and reputable goods and services. Newco shall not use the Licensed Marks and the Transition Marks, or conduct its business, in a manner which

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

is reasonably likely to detract from the reputation and goodwill associated with Cendant, the Licensed Marks, and the Transition Marks. Without limiting the generality of the foregoing, Newco and its Affiliates shall maintain a level of quality in connection with the Licensed Business which is at least comparable to that which has heretofore been applied by Cendant in connection with the Licensed Marks, the Transition Marks and the Applicable Membership Clubs.

            (1) Newco shall use the Licensed Marks and the Transition Marks only in the format in which such Licensed Marks and the Transition Marks are currently used by Cendant, or with respect to the Licensed Marks as otherwise approved by Cendant in writing from time to time, such approvals not to be unreasonably withheld when the variation in the format does not in any way detract from the reputation or other goodwill of CMS or Parent. Notwithstanding the foregoing, Newco shall not conjoin any of Newco's own trademarks, service marks or Internet domain names with any Licensed Mark and the Transition Marks in a way that creates a single commercial impression. Any variations in the Licensed Marks and the Transition Marks which are approved by Cendant shall be owned by Cendant and shall be deemed additional Licensed Marks hereunder.

            (2) Newco at its own cost shall supply to Cendant at such time as is reasonably requested by Cendant (but in no event more than two times per year),
(i) representative samples of materials, including membership materials, advertising, and policy guidelines, used by Newco in connection with the Licensed Business, and (ii) copies of all written or recorded customer complaints, comments and service inquiries, and Newco's records pertaining to such complaints, comments and service inquiries. In addition, upon reasonable notice, Cendant may inspect during regular business hours and no more than once per each calendar quarter, all facilities operated by Newco, or their agents or contractors, in connection with the conduct of the Licensed Business and information about the goods and services offered by Newco by and through the Licensed Business.

            (3) Newco shall identify the Licensed Marks and the Transition Marks as trademarks, service marks, or registered marks by appropriate statutory or other customary notice. Newco shall use such additional notice or other marking as may be reasonably requested in writing by Cendant from time to time.

            (4) If Cendant reasonably determines that any aspect of the Licensed Business does not meet the quality standards set forth in this Section 6.5, then Cendant may require Newco to take all reasonable steps to remedy any such deficiencies within sixty calendar days of Newco's receipt of notice thereof. If not remedied thereafter to Cendant's reasonable satisfaction at the end of such sixty day period, then such deficiencies shall constitute a breach of this Agreement. Notwithstanding the foregoing, at any time Cendant believes that the quality standards violation at issue poses an immediate public health or safety risk, or an immediate risk of materially devaluing the Licensed Marks and the Transition Marks at issue, then Cendant shall be entitled to seek immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

            (5) Newco shall at all times in all material respects comply with all Laws applicable to the Licensed Business. No inspection or approval by Cendant shall constitute any express or implied representation or warranty by Cendant that the related activity, good, or service is in compliance with this Agreement or any Laws or otherwise free of defects.

            Section 1.61. OWNERSHIP OF LICENSED INTELLECTUAL PROPERTY. Newco acknowledges that, as between Newco and Cendant, the Licensed Intellectual Property and all rights therein (except for the rights and licenses expressly granted to Newco under this Agreement) and the goodwill pertaining to the Licensed Marks and the Transition Marks belong exclusively to Cendant. As between Cendant and Newco, Newco's use of the Licensed Marks and the Transition Marks shall inure to the benefit of Cendant for purposes of trademark, service mark, trade name, and Internet domain name ownership, registration, maintenance, and enforcement. To the fullest extent enforceable as a matter of Law, Newco agrees not to challenge the validity or Cendant's ownership of any Licensed Intellectual Property or any registration or application for registration thereof, or allege that Newco's rights under Sections 6.1 and 6.2 are other than those of a licensee.

            Section 1.62. REGISTRATIONS AND MAINTENANCE OF LICENSED INTELLECTUAL PROPERTY. (a) The Parties acknowledge that only Cendant may file and prosecute, or upon Cendant's written consent authorize Newco to file and prosecute in the name of either Parent, CMS, or another Affiliate of Cendant, Internet domain name, trademark or service mark applications to register Licensed Intellectual Property. Newco agrees not to seek registration in any jurisdiction of any Licensed Intellectual Property, or any name, including company names and Internet domain names, or mark confusingly similar to any Licensed Mark except as provided in this Section 6.7. Upon Newco's reasonable request, Cendant shall apply (or Newco shall apply in the name of and at the direction of Cendant) for registration of any Licensed Intellectual Property in the Territory where Newco conducts, or reasonably intends to conduct, Licensed Business. Newco shall be responsible for all fees, costs, and expenses, including filing fees and Cendant's out-of-pocket costs and expenses, including attorneys' fees, incurred in connection with prosecuting and maintaining the Licensed Intellectual Property. Cendant and Newco shall reasonably cooperate with each other in connection with registering, maintaining, and renewing registrations of Licensed Intellectual Property. Subject to Cendant's prior knowledge and approval and at Cendant's direction, Newco shall be responsible for the day-to-day prosecution and maintenance of the Licensed Intellectual Property. Newco may select outside counsel to assist with such registrations, maintenance, and renewals, subject to Cendant's prior written consent, which consent shall not be unreasonably withheld.

            (1) With respect to Internet domain names that are Licensed Marks or the Transition Marks hereunder, while the registrant of such Internet domain names shall be Cendant or a designee of Cendant, Newco shall reasonably designate the host servers and, to the extent requested by the applicable domain name registrar, appoint the contact people (E.G., administrative contact, technical contact, billing contact) for such Internet domain names during the term of the license granted hereunder. Newco shall be responsible for the timely payment of applicable fees, including renewal fees, submission of applicable information and documentation, and maintenance of Internet domain names that are Licensed Marks or Transition Marks hereunder. Newco shall promptly forward copies of all official notices and complaints received by such contact people to Cendant within ten business days after receipt by Newco, or sooner if reasonably required under the circumstances, such as if Newco receives a cease-and-desist letter, notice of an interparties proceeding or a deadline is near.

            Section 1.63. NEWCO MARKS. Nothing in this Agreement shall require Newco to use any or all of the Licensed Marks or the Transition Marks in connection with the Applicable Membership Clubs. Newco may, in its discretion and at any time, change the name of any Applicable Membership Club to a new name, provided that such name is not confusingly similar to, infringing, or dilutive of a Licensed Mark or the Transition Marks (such new names, "Newco Marks"). Newco Marks shall be owned by Newco or such other entity as Newco shall designate, and Newco shall bear all costs, expenses, and risks associated with the adoption, use, maintenance, and enforcement of the Newco Marks. Newco agrees that it shall remain obligated to perform its duties pursuant to Article II regardless of whether Newco utilizes the Licenesd Marks, the Transition Marks or the Newco Marks.

            Section 1.64. INFRINGEMENTS. (a) Newco and Cendant shall promptly provide written notification to one other if any of the following should come to any of their attention: (i) any conflicting third-party uses of, or any third-party applications or registrations for, marks that may infringe, dilute, misappropriate or otherwise conflict with a Licensed Intellectual Property; (ii) any acts of infringement or unfair competition with respect to the Licensed Intellectual Property; (iii) any allegations by third Parties in writing that the use of the Licensed Intellectual Property infringes, dilutes, or otherwise unfairly competes or conflicts with such third party's intellectual property rights.

            (1) As between the Parties, Cendant will have the sole initial right to initiate any infringement, opposition, cancellation or other proceeding to enforce the Licensed Intellectual Property. Newco shall cooperate with Cendant in such proceedings including by joining as a party or being a witness in any such enforcement proceedings and/or by producing documents, other evidence or potentially discoverable materials, upon the request of Cendant. Cendant shall have the sole initial right to control and settle any such proceedings, but will give due consideration to the potential adverse impact of any such settlement on Newco's right to use the Licensed Intellectual Property hereunder on the terms contemplated hereunder. Notwithstanding the foregoing, if Cendant fails to take appropriate enforcement action within thirty days of the receipt of notice from Newco of the objectionable activities, then Newco shall have the right to take such enforcement action at Newco's expense as Newco deems necessary; PROVIDED, however, that in any such instance (i) Newco's action shall not violate or breach any covenants or obligations of Cendant to any third party of which Newco is aware, (ii) Newco shall keep Cendant fully informed of Newco's enforcement actions in a timely manner, (iii) Cendant at all times shall retain the right to participate in any such enforcement actions, and (iv) the settlement of any such action shall be subject to Cendant's prior written approval, which shall not be unreasonably withheld. Any monies recovered from or paid to Cendant or Newco as a result of such enforcement action shall be divided between Cendant and Newco proportionately, based upon their respective expenses incurred in connection with the enforcement action, determined by out-of-pocket expenditures only.

            Section 1.65. EFFECT OF TERMINATION OF LICENSE. In the event the parties mutually agree to terminate the license granted pursuant to this Agreement, or upon the Expiration Date, subject to Section 6.11, Newco shall
(i) cease all use of the Licensed Intellectual Property, (ii) destroy or at the request of Cendant deliver to Cendant, all materials and other items bearing the Licensed Marks or the Transition Marks or embodying or describing the Licensed Proprietary Rights, and (iii) not thereafter use the Licensed Proprietary Rights or any Licensed Intellectual Property, or hold itself out as a licensee of Cendant with respect to the Licensed Intellectual Property. Notwithstanding the foregoing, unless termination of the licenses granted pursuant to this Agreement occurs upon the Expiration Date, Newco may continue to use the Licensed Intellectual Property for a period of up to sixty days after such termination in connection with the Applicable Membership Clubs, through ordinary distribution channels and in the ordinary course of business, for the purpose of transitioning to the Newco Marks and other proprietary rights, and using up the inventory of advertisements and other business materials on hand or on irrevocable order on the termination date.

            Section 1.66. OPTION TO PURCHASE OPTION MARKS. (a) Subject to any third party options, existing as of Closing and set forth in Section 6.11 of the Cendant Disclosure Schedule, Newco shall have the option to purchase any or all of the Licensed Marks (the "Option Marks") in the Territory along with the goodwill associated with such Option Marks from Cendant upon the Expiration Date (the "Marks Option"). Newco shall exercise the Marks Option at any time no later than three months after, and no earlier than six months prior to the Expiration Date, by providing a written notice to Cendant (the "Option Notice") indicating (i) the Option Marks that Newco desire to purchase and (ii) the offer price for each Option Mark. Following receipt of the Option Notice, the Parties agree to negotiate in good faith to reach an agreement regarding the purchase price, terms and conditions of the sale of the Option Marks to Newco (the "Option Price"). In the event the Parties are unable to agree upon the Option Price by the Expiration Date, then the Option Price shall be the fair market value of such marks as of the date three months prior to the Expiration Date as determined by a mutually agreed upon nationally recognized investment banking or similar firm that provides valuations of intellectual property (the "Valuation Firm"). If the Parties are unable to agree upon a Valuation Firm within sixty days prior to Expiration Date, then the Parties shall have such selection made pursuant to the rules of the AAA within forty-five days of the Expiration Date. The Valuation Firm shall have forty-five Business Days to determine the fair market value of the Option Marks and shall provide written notice of the fair market value of the Option Marks and the basis for its calculation to each of Cendant and Newco. The determination by the Valuation Firm shall be valid and binding upon the Parties. During the period of negotiations and in which the Valuation Firm is making its determination, if such determination should extend beyond the Expiration Date, the licenses granted pursuant to this Agreement shall be deemed to continue during such valuation and/or negotiation period on the terms and conditions set forth herein.

            (1) If Newco should exercise the Marks Option, then Newco agrees to pay to Cendant either (i) the mutually agreed Option Price within one Business Day of the Expiration Date or (ii) the Option Price as determined by the Valuation Firm within two Business Days of such determination. Upon such payments, Cendant shall, or shall cause its Affiliates, to assign such Option Marks to Newco free and clear of any Liens but subject to pre-existing licenses set forth in Section 6.3 and Newco shall assume such Option Marks. Payment of the Option Price shall be made by wire transfer of immediately available funds to an account or accounts designated by Cendant prior to the applicable payment date.

            (2) In the event the Marks Option is not exercised for any reason and either Parent or CMS or their respective Affiliates negotiate an acceptable offer for the sale of any of the Option Marks to any third party, Parent or CMS shall first be required to re-offer in writing the applicable Option Marks to Newco on the same terms as have been offered by the third party before completing any transaction for the applicable Option Marks with such third party. Within 30 days of receiving such written proposal, in the event Newco accepts such terms of purchase, Newco will be required to close on the purchase of such Option Marks.

            (3) Upon the applicable payments to either Parent or CMS for the applicable Option Marks, either Parent or CMS shall, or shall cause their Affiliates, to assign the applicable Option Marks to Newco free and clear of any Liens but subject to pre-existing licenses set forth in Section 6.3 and Newco shall assume such Option Marks.

Payment of such purchase price shall be made by wire transfer of immediately available funds to an account or accounts designated by either Parent or CMS prior to the applicable payment date.

            Section 6.12. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT TO THE EXTENT EXPLICITLY SET FORTH IN THIS AGREEMENT, THE LICENSE OF THE LICENSED INTELLECTUAL PROPERTY BY CENDANT IS WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER (WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES, MERCHANTABILITY, FITNESS OR NON-INFRINGEMENT), INCLUDES ONLY WHATEVER RIGHT, TITLE, AND INTEREST CENDANT HAS TO THE LICENSED INTELLECTUAL PROPERTY, AND IS SUBJECT TO WHATEVER CLAIMS, IF ANY, THIRD PARTIES MAY HAVE NOW OR IN THE FUTURE. EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, NEWCO SHALL BEAR THE RISKS, IF ANY, THAT ACCOMPANY THE USE OF THE LICENSED INTELLECTUAL PROPERTY.

                                   ARTICLE VII

                  CONDITIONS TO CONSUMMATION OF THE TRANSACTION

            To the extent that the date of this Agreement is not also the Closing Date, the following shall apply:

            Section 7.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE AGREEMENT. The respective obligations of each Party to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following condition: No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that remains in force and prohibits the consummation of the transactions described herein.

            Section 7.2. FURTHER CONDITIONS TO CENDANT'S OBLIGATIONS. The obligation of Cendant to consummate the transactions contemplated hereby are further subject to satisfaction or waiver by Cendant of the following conditions:

            (1) The representations and warranties of Newco contained in this Agreement (without giving effect to any "materiality" or Newco Material Adverse Effect qualification or exception contained therein) shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except (i) changes specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Cendant and (ii) where the failure of such representations and warranties to be so true and correct has not had, in the aggregate, a Newco Material Adverse Effect;

            (2) Newco shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement to be performed or complied with by it on or prior to the Closing; and

            (3) Each of the documents referred to in Section 1.7 shall have been executed by Newco and delivered to Cendant.

            Section 1.70. FURTHER CONDITIONS TO NEWCO'S OBLIGATIONS. The obligation of Newco to consummate the transactions contemplated hereby are further subject to the satisfaction or waiver by Cendant at or prior to the Closing Date of the following conditions:

            (1) The representations and warranties of Cendant contained in this Agreement (without giving effect to any "materiality" or Business Material Adverse Effect qualification or exception contained therein) shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except (i) changes specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Cendant and (ii) where the failure of such representations and warranties to be so true and correct has not had, in the aggregate, a Business Material Adverse Effect;

            (2) Each of Parent, CMS and Incentives shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement to be performed or complied with by it on or prior to the Closing; and

            (3) Each of the documents referred to in Section 1.6 shall have been executed by each of Parent, CMS and Incentives, as the case may be, and delivered to Newco.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

            Section 1.71. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

            (1) by mutual written consent of Cendant and Newco;

            (2) by Cendant or Newco at any time after July 31, 2001 if the Closing shall not have occurred by such date; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to
(i) Cendant, if Cendant has breached any of their representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date or
(ii) Newco, if Newco has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date; and

            (3) by Cendant, on the one hand, or Newco, on the other hand, if the other shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 (a) or (b) or 7.3(a) or (b), as applicable, and (ii) cannot be or has not been cured within ten Business Days after the giving of written notice to Cendant by Newco or to Newco by Cendant.

            Section 1.72. TERMINATION FOLLOWING CLOSING. (a) This Agreement may be terminated by Cendant at any time following the Closing if Newco (i) commits a material breach of this Agreement or any of the Ancillary Agreements and such breach is not cured by Newco within sixty days (or such shorter or longer period as may be provided in the applicable Ancillary Agreement) after written notice from Cendant, describing such breach with reasonably particularity; (ii) becomes insolvent or commences a voluntary action under the Bankruptcy Code (as hereinafter defined), an involuntary case is commenced against Newco and the petition is not dismissed within sixty days after commencement of the case or a trustee or custodian is appointed for, or takes charge of, all or substantially all of the property or assets of Newco, or (iii) fails to pay any Royalty Payments, Rental Amounts or Retained Member Income to CMS pursuant to the terms of Article II and such failure is not cured within ten Business Days after written notice from Cendant. In addition to the foregoing, Cendant shall also be entitled to seek any other right or remedy, specific performance or a temporary, preliminary or permanent injunction, without the necessity of proving the inadequacy of monetary damages, enjoining or restraining Newco from breaching this Agreement or any of the Ancillary Agreements.

            (1) In the event that Cendant commits a material breach of its respective obligations pursuant to this Agreement and such material breach is not cured within sixty days of Cendant receiving written notice from Newco, describing such breach with reasonable particularity, Newco shall be entitled to seek, in addition any other right or remedy, specific performance or a temporary, preliminary or permanent injunction, without the necessity of proving the inadequacy of monetary damages, enjoining or restraining Cendant from breaching this Agreement.

            Section 1.73. PROCEDURE FOR AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Parties hereto pursuant to Section 8.1 hereof, written notice thereof shall be given by a Party so terminating to the other Party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by Cendant or Newco. If this Agreement is terminated pursuant to Section 8.1 hereof there shall be no liability or obligation hereunder on the part of Cendant or Newco or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives, except that Cendant or Newco, as the case may be, may have liability to the other Party if the basis of termination is a willful, material breach by Cendant or Newco, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Article II and Sections 8.2, 8.3 and 10.9 hereof shall survive any termination pursuant to Sections 8.1 and 8.2.

            Section 1.74. ADDITIONAL REMEDIES FOR BREACH. (a) In the event that prior to the Expiration Date, there occurs a termination of this Agreement pursuant to Section 8.2(a) (a "Liquidated Damages Event"), in each case after providing Newco with any written notice that may be provided in
Section 8.2(a) (a "Liquidated Damages Event Notice") in accordance with
Section 10.3, Newco shall immediately become obligated to pay CMS's "lost future royalties." For purposes of this Section 8.4, "lost future royalties" shall consist of all Royalty Payments which Newco would have paid to CMS from the date of the Liquidated Damages Event through the entire Term originally contemplated by this Agreement had a Liquidated Damages Event not occurred. The Parties acknowledge and agree that it would be impracticable and extremely difficult to calculate the actual method of lost future royalties payable by Newco, and that the following method of calculation represents a fair and reasonable estimate of foreseeable lost future royalties. "Lost future royalties" shall be calculated by determining (i) the Gross Revenue generated by Newco for the twelve months preceding the date of the Liquidated Damages Event multiplied by (ii) the Growth Rates for each remaining Contract Year following the Liquidated Damages Event (such product for each remaining Contract Year being referred to herein as an "Annual Gross Revenue Amount"). Each Annual Gross Revenue Amount shall then be multiplied by the applicable Gross Revenue Percentages as set forth on Exhibit A through the end of each Contract Year (such product of which being referred to herein as a "Yearly Royalty Amount"). The net present value of the aggregate amount of all Yearly Royalty Amounts shall be calculated assuming a 7% discount rate. The net present value of the Yearly Royalty Amounts shall equal the "lost future royalties" payable to CMS hereunder. The "Growth Rates" shall equal 15% for Contract Year

Two through Contract Year Four; 8% for Contract Year Five through Contract Year Eleven, and 4% for Contract Year Twelve through Contract Year Forty. An example of the calculation of "lost future royalties" is set forth in Section 8.4 to the Cendant Disclosure Schedule.

            (1) Newco shall pay CMS for any lost future royalties within 20 days of a Liquidated Damages Event Notice (in the case of terminations under clauses
(i) or (ii) of Section 8.2(a)), unless the Liquidated Damages Event shall have been cured within 20 days of the Liquidated Damages Event (in the case of a termination under clause (i) of Section 8.2(a)). In the event of a dispute of the amount of the lost future royalties, Newco shall deliver a Dispute Notice to Cendant and such dispute will be governed in accordance with the terms of Sections 5.8(b) through 5.8(e).

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

            Section 1.75. SURVIVAL PERIODS. Except for Sections 3.2 and 4.2, each of the representations and warranties made by the Parties in this Agreement shall not survive the Closing. This Section 9.1 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.

            Section 1.76. PARENT'S AGREEMENT TO INDEMNIFY. Subject to the terms and conditions set forth herein (including the terms of Sections 4.6 and 5.6), from and after the Closing, Parent shall indemnify and hold harmless Newco and its respective directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Newco Indemnitees") from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "Newco Damages") incurred by any Newco Indemnitee as a result of or arising out of (i) a breach of the representation and warranty set forth in Section 3.2; (ii) a breach of any covenant or agreement on the part of Cendant under this Agreement or the Ancillary Agreements; or (iii) the Retained Liabilities and the Non-Leased Assets (except for Newco Damages as a result of or arising out of Newco's conduct, maintenance or operation of the Licensed Marks).

            Section 1.77. NEWCO AGREEMENT TO INDEMNIFY. (a) Subject to the terms and conditions set forth herein, from and after the Closing, Newco shall indemnify and hold harmless each of Parent and CMS and their respective directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Cendant Indemnitees") from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Cendant Damages") incurred by any Cendant Indemnitee as a result of or arising out of (i) a breach of the representation or warranty of Newco set forth in Section 4.2; (ii) a breach of any covenant or agreement on the part of Newco under this Agreement or the Ancillary Agreements; (iii) the conduct, maintenance or operation of the Licensed Business and the use of any Licensed Intellectual Property, including, without limitation, any legal proceeding arising out of or in connection with such conduct, maintenance or operation; (iv) the sale of the Transferred Subsidiaries to Newco; or (v) the failure of the Transferred Subsidiaries to comply with the Agency Termination, including the payment of any and all claims related to any policies of insurance issued in violation of the Agency Termination.

            (1) Newco shall also indemnify and hold harmless the Cendant Indemnitees from and against all Cendant Damages related to or arising out of liabilities Related to the Business including, but not limited to, those set forth below (other than Retained Liabilities) (collectively, the "Indemnified Liabilities"):

                  (1) all liabilities and obligations of Cendant under any of the Contracts (except for liabilities or obligations under the Contracts that relate to other businesses of Cendant and are not liabilities or obligations under the Contracts that are Related to the Business);

                  (2) all liabilities and obligations that Newco has agreed to assume pursuant to Sections 5.5 and 5.7; provided, however, that other than as set forth in this Agreement, Newco shall not assume any obligation or liability related to or arising from any of Cendant's employee benefit plans, programs or other coverage referenced within the definition of Extended Benefits.

                  (3) all liabilities related to the environmental condition of any of the Owned Real Property or the Leased Real Property or in any space which is the subject of Real Property Leases, including, but not limited to, the presence or release of Hazardous Substances at, on, in, under or migrating from the Owned Real Property or the Leased Real Property or the space which is the subject of Real Property Leases, whether said Hazardous Substances were present or had been released prior to, on, or after the Closing Date and whether or not such liabilities or environmental conditions were known or unknown or contingent or fixed as of the Closing Date provided, however, in the event that (i) Newco and Cendant or their respective subsidiaries share the use of any Owned Real Property or the Leased Real Property ("Shared Real Property") during the Term, (ii) Newco incurrs any cost to satisfy an Indemnified Liability arising under this paragraph (iii) or paragraph (iv) with respect to any Shared Real Property ("Shared Real

      Property Liability") and (iii) the Shared Real Property Liability does not arise in connection with or as a result of any act or failure to act of Newco or any of its subsidiaries, then the Shared Real Property Liability shall be deemed decreased by the percentage that such Shared Real Property is used by Cendant at such time;

                  (4) any liability or obligation arising under any of the Real Property Leases prior to the Closing, or as a result of, and any liability or obligation arising from or related to any breach or violation by Cendant or default by Cendant or any of its subsidiaries under any provision of the Real Property Leases prior to the Closing;

                  (5) monetary penalties, if any, issued by any governmental entity in a final non-appealable judgment, ruling or order with respect to actions occurring on or before the Closing Date or during the Term, including the liabilities associated with any and all investigations by state attorney generals in all cases with respect to matters that are Related to the Business;

                  (6) damages, if any, of any contracting party with respect to any Contract or the Real Property Release assigned to Newco without a consent required by the Contract or the Real Property Release;

                  (7) any liability, obligation, commitment or cost of any kind arising out of or associated with any requirement under applicable federal or state Law to provide any privacy notice to any New Member;

                  (8) any other liability, obligation or commitment of any kind related to or arising out of the operation of the Business or in connection with the ownership of a leasehold interest in the Leased Assets on or prior to the Closing Date that is not referred to specifically in
      Section 1.3;

                  (9) all liabilities, obligations or commitments related to or arising from the operation of the Business or in connection with the ownership of a leasehold interest in the Leased Assets occurring after the Closing and during the Term; and

                  (10) any liability relating to any Legal Proceeding that is Related to the Business as conducted prior to, on, or after the Closing Date, including those set forth in Section 9.3(b)(x) of the Cendant Disclosure Schedule, net of any amounts previously recorded on the financial statements of Parent or its Affiliates with respect to such matters (and excluding those Legal Proceedings that are retained by Cendant as set forth in Section 1.3(e)).

            Section 1.78. THIRD-PARTY INDEMNIFICATION. The obligations of Parent to indemnify Newco Indemnitees under Section 9.2 hereof with respect to Newco Damages and the obligations of Newco to indemnify the Cendant Indemnitees under Section 9.3 with respect to Cendant Damages, in either case resulting from the assertion of liability by third Parties (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:

            (1) Any Party against whom any Claim is asserted will give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party's obligations under this Article IX, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within thirty days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, Newco Indemnitee or the Cendant Indemnitee, as the case may be, against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement (subject to the terms of Section 9.4(c)) of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

            (2) So long as the indemnifying party has assumed the defense of any Claim in the manner set forth above, the indemnifying party shall have the exclusive right to contest, defend and litigate such Claim and, except as expressly provided in Section 9.4(c), shall have the exclusive right, in its sole discretion, to settle any such claim, either before or after the initiation of litigation at such time and on such terms as the indemnifying party deems appropriate. If the indemnifying party elects not to assume the defense of any such Claim (which shall be without prejudice to its right at any time to assume subsequently such defense), the indemnifying party will nonetheless be entitled, at its own expense, to participate in such defense. The indemnified party shall have the right to participate, with separate counsel (which counsel shall act in an advisory capacity only), in any such contest, defense, litigation or settlement conducted by the indemnifying party. After notice from the indemnifying party to such indemnified party of the indemnifying party's election to assume the defense of such Claim, the indemnifying party will not be liable to such indemnified party for any expenses of the indemnified party's counsel that are subsequently incurred in connection with the defense thereof; PROVIDED, HOWEVER, that the expense of such indemnified party's counsel shall be paid by the indemnifying party if (i) the indemnifying party requested such separate counsel to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a significant conflict of interest exists between the indemnifying party, on the one hand, and the indemnified party, on the other hand, that would make such separate representation clearly advisable.

            (3) Without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Claim. In addition, whether or not the indemnifying party shall have assumed the defense of the Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

            (4) Notwithstanding anything in this Section 9.4 to the contrary, in the event of a Claim in respect of a Retained Liability that Newco, by virtue of their leasehold interest in the Business and the Leased Assets is better able to defend or satisfy than Cendant, Cendant shall have the right, within thirty days after notice of any such Claim, to request that Newco assume the defense of such Claim and/or take commercially reasonable action in connection with compromising or otherwise satisfying such Claim on behalf of and for the account and risk, and at the expense, of Cendant, subject to the reasonable direction of the Cendant and subject to the right of Cendant to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. In connection with the foregoing, Newco shall use commercially reasonable efforts to reduce any Cendant Damages resulting from or arising out of any Claim covered by this Section 9.4(d). Cendant shall have the right to participate, with separate counsel, in any such contest, defense, litigation or settlement conducted by Newco. Without the prior written consent of Cendant (which consent may be withheld or delayed in Cendant's sole discretion), Newco shall not admit any liability with respect to, or settle, compromise or discharge, any Claim covered by this Section 9.4(d) or consent to the entry of any judgment with respect thereto.

            (5) The indemnifying party and the indemnified party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article IX, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

            Section 1.79. INSURANCE. The indemnifying party shall be subrogated to the rights of the indemnified party in respect of any insurance relating to Newco Damages or Cendant Damages, as the case may be, to the extent of any indemnification payments made hereunder.

            Section 1.80. NO DUPLICATION; SOLE REMEDY. (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

            (1) Newco Indemnitees', on the one hand, and the Cendant Indemnitees', on the other hand, respective rights to indemnification as provided for in Sections 9.2 and 9.3, as applicable, shall be the exclusive remedy for any Newco Damages or Cendant Damages, respectively, for which indemnification is provided hereunder; PROVIDED, HOWEVER, that nothing contained herein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable Law in the event of (i) fraud, (ii) only equitable relief would be suitable to address the injury or possible injury, or (iii) an indemnifying party's failure to comply with its indemnification obligations hereunder.

            Section 1.81. INDEMNIFICATION MATTERS GOVERNED BY THIS ARTICLE
IX. The indemnification and other provisions of this Article IX shall govern the procedure for all indemnification matters under this Agreement, except to the extent otherwise expressly provided in Sections 5.7(e) or 1.10 of this Agreement.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

            Section 1.82. ENTIRE AGREEMENT. This Agreement (including Cendant Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior agreements and understandings among or between the Parties both oral and written regarding such subject matter.

            Section 1.83. SEVERABILITY. Any provision of this Agreement that is held by a court of competent jurisdiction to violate applicable Law shall be limited or nullified only to the extent necessary to bring the Agreement within the requirements of such Law.

            Section 1.84. NOTICES. Any notice required or permitted by this Agreement must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by United States registered or certified mail, addressed to the other Party at the address below or to such other address for notice (or facsimile

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

number, in the case of a notice by facsimile) as a Party gives the other Party written notice of in accordance with this Section 10.3. Any such notice will be effective as of the date of receipt:

      (a)   if to Parent, CMS or Incentives, to:

            Cendant Corporation
            9 West 57th Street
            37th Floor
            New York, New York 10019
            Facsimile:  (212) 413-1923
            Attention:  Eric J. Bock, Esq.

            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            Four Times Square
            New York, New York 10036
            Facsimile:  (212) 735-2000
            Attention: Eric J. Friedman, Esq.

      (b)   if to Newco, to:

            Trilegiant Corporation
            100 Connecticut Avenue
            Norwalk, Connecticut 06850
            Facsimile:  (203) 956-1206
            Attention:  Peter G. McGonagle, Esq.

            with a copy to:

            O'Sullivan LLP
            30 Rockefeller Plaza
            New York, New York  10112
            Facsimile:  (212) 408-2420
            Attention:  Brad R. Okun, Esq.
                        John M. Scott, Esq.

            Section 1.85. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, enforced under and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule thereof. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.3 (or to such other address for notice that such Party has given the other Party written notice of in accordance with Section 10.3) shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

            Section 1.86. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

            Section 1.87. COUNTERPARTS. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed by all the other Parties hereto.

            Section 1.88. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party. Notwithstanding the preceding sentence, each of Parent, CMS and Incentives may, after the Closing, assign all or a part of its rights or interests, and may delegate all or any part of its obligations, under this Agreement to (i) any controlled Affiliate or (ii) any person or entity that acquires, directly or indirectly, (i) ownership or control of Parent or that acquires all or substantially all of the assets of Parent or that merges with or into Parent or (ii) acquires ownership or control of CMS or that acquires all or substantially all of the assets of CMS. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

            Section 1.89. ASSIGNMENT UPON BANKRUPTCY OF NEWCO. In the event that, notwithstanding Section 10.7, it is determined by any court of competent jurisdiction that this Agreement may be assumed or assigned in connection with a case commenced by or against Newco under Title 11 of the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330, as it may be amended from time to time (the "BankrupTCY Code"), or any applicable foreign Laws relating to Bankruptcy (together with the Bankruptcy Code, "Bankruptcy Laws"), each of Cendant and Newco acknowledges that adequate assurance of future performance under this Agreement (within the meaning of the Bankruptcy Code or any applicable Bankruptcy Laws) shall include, INTER ALIA, adequate assurance that (a) any and all amounts due from Newco to Cendant under or pursuant to this Agreement shall be duly and timely paid and all breaches cured and (b) the value, reputation, or goodwill of the Licensed Marks to Cendant shall not be likely to diminish by reason of the assumption or assumption and assignment of this Agreement, the identity of the assignee, if any. Any person or entity to which this Agreement is assigned pursuant to the applicable provisions of the applicable Bankruptcy Laws shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Agreement on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Cendant, an instrument confirming such assumption.

            Section 1.90. FEES AND EXPENSES. Subject to Section 5.5(a) and except as otherwise provided below in this Section 10.9, whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, except that Newco shall pay for all legal, accounting and financial advisory incurred in connection with the transactions contemplated hereby other than the initial $1 million of costs and expenses which shall be paid for by Cendant. Each of Cendant, on the one hand, and Newco, on the other hand, shall indemnify and hold harmless the other Party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such Party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such Party.

            Section 1.91. INTERPRETATION. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to "Section" shall refer to corresponding provisions of this Agreement or the Cendant Disclosure Schedule, as the case may be, whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." In the event an ambiguity or question of either intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. The Parties agree that all amounts payable hereunder shall be payable in United States dollars.

            Section 1.92. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties hereto; PROVIDED, HOWEVER, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

            Section 1.93. NO WAIVERS; MODIFICATION. Any waiver of any right or default hereunder will be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver, modification or amendment of this Agreement or of any provision hereof will be effective unless in writing and signed by the Party against whom such waiver, modification or amendment is sought to be enforced.

            Section 1.94. SPECIFIC PERFORMANCE; RIGHTS AND REMEDIES. (a) The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at Law or equity. Newco acknowledges that use of the Licensed Intellectual Property outside the scope of the licenses granted pursuant to this Agreement, or the infringement of Cendant' intellectual property rights, can cause Cendant irreparable harm and entitle Cendant to seek immediate preliminary and/or permanent injunctive relief, without the necessity of proving the inadequacy of money damages as remedy.

            (1) Anything in this Agreement or elsewhere to the contrary notwithstanding, the remedy for any breach of the this Agreement shall not include termination of this Agreement or any of the Ancillary Agreements, but may include any other remedy provided for under applicable law, except as and to the extent otherwise provided in this Agreement.

                      [Signature Page Immediately Follows]

            IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

                              CENDANT CORPORATION


                              By: /s/ Tobia Ippolito
                                 ---------------------------------------
                                 Name:  Tobia Ippolito
                                 Title: Executive Vice President


                              CENDANT MEMBERSHIP SERVICES
                              HOLDINGS SUBSIDIARY, INC.


                              By: /s/ Tobia Ippolito
                                 ---------------------------------------
                                 Name: Tobia Ippolito
                                 Title:  Executive Vice President


                              CENDANT MEMBERSHIP SERVICES, INC.


                              By: /s/ Tobia Ippolito
                                 ---------------------------------------
                                 Name:  Tobia Ippolito
                                 Title:  Executive Vice President


                              TRILEGIANT CORPORATION


                              By: /s/ Scott W. Bernstein
                                 ---------------------------------------
                                 Name:  Scott W. Bernstein
                                 Title:  Chief Executive Officer